                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for use of
[X] Definitive Proxy Statement                Commission only
[_] Definitive Additional Materials           (as permitted by Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        INDYMAC Mortgage Holdings, Inc.
               (Name of Registrant as Specified in its Charter)

                        INDYMAC Mortgage Holdings, Inc.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Title of
each Class     Aggregate
    of         Number of    Per Unit Price   Proposed
Securities   Securities to    or Other       Maximum
 to which       which         Underlying     Aggregate    Amount of
Transaction   Transaction     Value of       Value of     Filing
  Applies     Applies(1)   Transaction(1) Transaction(1) Fee(1)(2)
------------------------------------------------------------------
    N/A           N/A           N/A            N/A          N/A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               ----------------

[_]  Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount previously paid: N/A
  2) Form, Schedule or Registration Statement No.: Schedule 14A
  3) Filing Party: IndyMac Mortgage Holdings, Inc.
  4) Date Filed: April 8, 1999

[LOGO OF INDYMAC MORTGAGE]

                                                                  April 8, 1999

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Mortgage Holdings, Inc., a real estate investment trust ("IndyMac REIT"). The meeting will be held on Thursday, June 3, 1999 at 10:00 a.m. at the Pasadena Hilton Hotel, 150 South Los Robles Avenue, Pasadena, California. The formal notice and proxy statement for this meeting are attached to this letter.

  We hope you can attend the Annual Meeting. It is important that you sign, date and return your proxy, or submit your voting instructions electronically or via telephone in the manner indicated on the enclosed proxy card, as soon as possible, even if you currently plan to attend the meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card or submitting your voting instructions electronically or via telephone now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important. We urge you to indicate your approval by voting FOR the matters indicated in the notice.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ David S. Loeb

                                          David S. Loeb
                                          Chairman of the Board

                        INDYMAC MORTGAGE HOLDINGS, INC.
                             155 North Lake Avenue
                        Pasadena, California 91109-7211

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 3, 1999

                               ----------------

To the Stockholders of INDYMAC MORTGAGE HOLDINGS, INC.,

  Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of IndyMac Mortgage Holdings, Inc., a real estate investment trust ("IndyMac REIT"), will be held at the Pasadena Hilton Hotel, 150 South Los Robles Avenue, Pasadena, California on June 3, 1999 at 10:00 a.m., local time, for the following purposes:

    1. To elect the Board of Directors for the ensuing year;

    2. To amend the IndyMac Mortgage Holdings, Inc. 1998 Stock Incentive Plan to increase the annual per person limit for benefits under such plan;

    3. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent accountants for IndyMac REIT for the year ending December 31, 1999; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Each of the proposals referred to above is more fully described in the accompanying Proxy Statement and Appendix thereto, which form a part of this Notice.

  The Board of Directors has fixed the close of business on April 5, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the offices of IndyMac REIT at 155 North Lake Avenue, Pasadena, California 91101, at least ten days prior to the Annual Meeting.

  If you plan to be present at the Annual Meeting, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner prescribed on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope is enclosed for this purpose and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

                                          By Order of the Board of Directors

                                          /s/ Melissa K. Gerard

                                          Melissa K. Gerard
                                          Secretary

April 8, 1999

EACH VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER INDICATED ON THE ENCLOSED PROXY CARD.

                        INDYMAC MORTGAGE HOLDINGS, INC.
                             155 North Lake Avenue
                        Pasadena, California 91109-7211

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 3, 1999

  This Proxy Statement is furnished to stockholders of IndyMac Mortgage Holdings, Inc., a real estate investment trust ("IndyMac REIT"), in connection with the solicitation by the Board of Directors of IndyMac REIT of proxies to be voted at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Pasadena Hilton Hotel, 150 South Los Robles Avenue, Pasadena, California on June 3, 1999, at 10:00 a.m. or at any adjournment or postponement thereof. IndyMac REIT expects to mail the proxy solicitation materials for the Annual Meeting on or about April 8, 1999.

  The principal solicitation of proxies is being made by mail. However, certain officers, directors and employees of IndyMac REIT, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal or electronic contact. IndyMac REIT has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $8,000 plus reimbursement for certain expenses. IndyMac REIT will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

  A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to IndyMac REIT. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by each properly signed and returned proxy in the accompanying form, unless revoked, will be voted at the Annual Meeting or at any adjournment thereof, in accordance with the instructions thereon. If no instructions are given, the shares will be voted in favor of Proposals One through Three described herein.

  Only holders of IndyMac REIT shares of Common Stock, par value $0.01 per share (the "Common Stock"), are entitled to vote at the Annual Meeting. Each holder of record of Common Stock at the close of business on April 5, 1999 is entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were 80,134,179 shares of Common Stock outstanding and entitled to one vote per share.

  Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to IndyMac REIT's Bylaws and the Delaware General Corporation Law (the "DGCL"), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote, whether in person or by properly executed or otherwise voted proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the DGCL, abstentions and "broker non-votes" (in general, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote with respect to a matter on which the brokers or nominees do not have the discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. With respect to any proposal requiring the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the matter at the Annual Meeting, a broker non-vote will be deemed "not entitled to vote" on the subject matter for which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter. Therefore, with respect to Proposals One through Three described herein, broker non-votes will have no legal effect on the vote on such proposals.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by IndyMac REIT to be the beneficial owner of more than 5% of IndyMac REIT Common Stock as of February 28, 1999, (i) the number of shares of IndyMac REIT Common Stock so owned, and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of February 28, 1999).

      Name and Address of
       Beneficial Owner                     Number of Shares Percent of Class
      -------------------                   ---------------- ----------------
Neuberger & Berman LLC (1).................    5,451,950           6.9%
Neuberger Berman Management Inc.
 605 Third Avenue
 New York, NY 10158

Capital Guardian Trust Company and Capital
 International S.A. (2)....................    5,327,700           6.7%
 11100 Santa Monica Boulevard
 Los Angeles, California 90025

Countrywide Credit Industries, Inc. (3)....    4,420,860           5.6%
 4500 Park Granada Boulevard
 Calabasas, California 91302

Citigroup Inc. (4).........................    4,163,075           5.3%
Salomon Smith Barney Holdings Inc.
Mutual Management Corp.
 153 East 53rd Street
 New York, New York 10043

--------
(1) Based upon a Schedule 13G dated February 10, 1999 filed with the Securities and Exchange Commission.

(2) Based upon a Schedule 13G dated February 8, 1999 filed with the Securities and Exchange Commission.

(3) Based upon a Schedule 13G dated March 3, 1998 filed with the Securities and Exchange Commission.

(4) Based upon a Schedule 13G dated February 10, 1999 filed with the Securities and Exchange Commission. Salomon Smith Barney Holdings Inc. is a wholly owned subsidiary of Citigroup Inc. and Mutual Management Corp. is a wholly owned subsidiary of Salomon Smith Barney Holdings Inc. Citigroup Inc. and Salomon Smith Barney Holdings Inc. disclaim beneficial ownership of such shares.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  IndyMac REIT currently has six directors. The six current directors are nominees for election as directors to serve until the next annual meeting after their election and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote for the nominees listed below. In the event any nominee becomes unavailable for any reason, an event the Board of Directors does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board of Directors to replace the nominee.

Director Nominees

  The following persons have been nominated to serve as a director for IndyMac REIT for the ensuing year:

  David S. Loeb has been Chairman of the Board of Directors of IndyMac REIT since its formation in 1985. From 1985 to January 1997, Mr. Loeb served as Chief Executive Officer of IndyMac REIT. He is also a co-founder of Countrywide Credit Industries, Inc. ("CCI"), an affiliate of IndyMac REIT, and has been

President of CCI since its formation in March 1969. Mr. Loeb also served as Chairman of CCI since its formation until March 1999. Mr. Loeb continues to serve as a director of CCI and is also a director of Countrywide Home Loans, Inc. ("CHL"), a subsidiary of CCI that has engaged in certain transactions with IndyMac REIT. Age: 75.

  Angelo R. Mozilo is currently President of IndyMac REIT. From January 1997 to February 1999, Mr. Mozilo served as the Chief Executive Officer of IndyMac REIT. Prior to becoming the Chief Executive Officer, Mr. Mozilo served as President of IndyMac REIT since its formation in 1985. Mr. Mozilo has been Vice Chairman of the Board of Directors since 1993 and a director since 1985. Mr. Mozilo is also a co-founder of CCI, was Vice Chairman of the Board of Directors and Executive Vice President of CCI since its formation in March 1969, and was appointed Chief Executive Officer of CCI in February 1998 and Chairman of CCI in March 1999. Mr. Mozilo served as President of CHL from 1978 to March 1995, and Chief Executive Officer of CHL from March 1995 to March 1999. Mr. Mozilo currently serves as Chairman of CHL. Age: 60.

  Michael W. Perry is currently Chief Executive Officer of IndyMac REIT. He became a director of IndyMac REIT in October 1997. From January 1997 to February 1999, Mr. Perry served as President of IndyMac REIT, and from January 1993 to January 1997, Mr. Perry served as Executive Vice President and Chief Operating Officer of IndyMac REIT. Mr. Perry is also the President and Chief Executive Officer and a director of IndyMac, Inc. ("IndyMac Operating"), an affiliate of IndyMac REIT. Mr. Perry has been with IndyMac REIT since January 1993 and has direct responsibility for the management of IndyMac REIT, its subsidiaries and IndyMac Operating. From May 1987 to December 1992, he served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank and as Chief Financial Officer of Commerce Security Bank. He has 14 years of business experience with financial institutions, real estate firms and mortgage banking companies, including four years as a certified public accountant with KPMG Peat Marwick LLP. Age: 36.

  Lyle E. Gramley became a director of IndyMac REIT in January 1993. He is a former member of the Board of Governors of the Federal Reserve System. Since September 1985, he has been employed by the Mortgage Bankers Association of America as its chief economist and more recently as a consulting economist, and during that period he has also been self-employed as an economic consultant. He serves on the Board of Trustees of the following mutual funds distributed by Dreyfus Service Corporation: Cash Management, Cash Management Plus, Inc., Government Cash Management, Treasury Cash Management, Treasury Prime Cash Management, Tax Exempt Cash Management, Municipal Cash Management Plus and New York Municipal Cash Management. He also serves on the Board of Directors and the Compensation Committee of the Board of Directors of NuWave Technologies, Inc., a company specializing in video imaging. Age: 72.

  Thomas J. Kearns has been a director of IndyMac REIT since June 1990. Since April 1995, he has been a consultant for Josephthal Lyon & Ross, Inc. He has been in the securities business for 30 years and he spent approximately 16 years with Merrill Lynch Capital Markets as a First Vice President. He was also a Managing Director of Commonwealth Associates from April 1994 to February 1995. Age: 60.

  Frederick J. Napolitano has been a director of IndyMac REIT since its formation in 1985 and has been Chairman of the Board of Pembroke Enterprises, Inc., a real estate development company located in Virginia, since 1973. He was also a director of Home Mortgage Access Corporation and serves on the Board of Directors and executive committee of the National Association of Home Builders and was President of the National Association of Home Builders in 1982. He served on the Federal Home Loan Bank Board Advisory Council from 1983 to 1985, Federal Home Loan Mortgage Corporation Advisory Committee from 1981 to 1983, Federal National Mortgage Association Advisory Board from 1984 to 1985, was chairman of the Hampton Roads Chamber of Commerce in 1989, and was a member of the Industrial Development Services Advisory Board for the Commonwealth of Virginia. Age: 69.

Vote Required; Board Recommendation

  A majority of the votes cast at the Annual Meeting, at which a quorum is present, is sufficient to elect a director.

  The Board of Directors recommends that stockholders vote FOR each of the nominees. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

Board Meetings and Attendance

  During the fiscal year ended December 31, 1998, the Board of Directors held eight meetings, in person or by telephone. Each Board member attended 75% or more of the board and applicable committee meetings held during the fiscal year ended December 31, 1998.

  The Audit Committee of the Board of Directors consults with and reviews reports and recommendations of IndyMac REIT's independent certified public accountants and reports thereon to the Board. The Audit Committee held three meetings during the fiscal year ended December 31, 1998. This committee consists of Messrs. Gramley, Kearns and Napolitano, all of whom are outside directors of IndyMac REIT. The chairman of the committee is Mr. Kearns.

  The Compensation Committee of the Board of Directors administers IndyMac REIT's Stock Option Plans as well as IndyMac REIT's Deferred Compensation Plan and Loan Plans, and approves the compensation of IndyMac REIT's executive officers. The Compensation Committee held eight meetings during the fiscal year ended December 31, 1998. This committee consists of Messrs. Gramley, Kearns and Napolitano, all of whom are outside directors of IndyMac REIT. The chairman of the committee is Mr. Napolitano.

  The Board of Directors does not have a nominating committee.

Director Compensation

  During 1998, each director (other than Mr. Perry, who was compensated as an executive officer of IndyMac REIT during 1998) was paid an annual retainer of $35,917 and was reimbursed for expenses related to attendance at each meeting. On June 1, 1998, each outside director received a grant of stock options covering 35,563 shares, with an exercise price of $23.4063 per share. These options will become exercisable one year after the grant date. On June 1, 1998, Messrs. Loeb and Mozilo, who were both officers of IndyMac REIT during the fiscal year ended December 31, 1998, received a grant of stock options covering 151,699 shares, with an exercise price of $23.4063 per share and a grant of 26,702 shares of restricted Common Stock. Messrs. Loeb's and Mozilo's stock options will become exercisable one year after the grant date, and Messrs. Loeb's and Mozilo's shares of restricted Common Stock will vest over a period of three years, one-third each on the first three anniversaries of the grant date. During 1998, Mr. Perry received a grant of stock options and restricted Common Stock pursuant to the terms of his employment as an executive officer under his employment agreement with IndyMac REIT. See "Executive Compensation--Employment Agreements."

  Effective July 18, 1995, the Board of Directors adopted a Director Emeritus program for retiring members of the Board of Directors. Under the program, a retiring director who has attained at least the age of 65, has served as director of IndyMac REIT for at least five years, and is in good standing can provide consulting and advisory services to IndyMac REIT in exchange for a percentage of the annual retainer paid to the director during the preceding twelve months, depending on length of service prior to becoming a Director Emeritus. The program also requires that a Director Emeritus refrain from competing with IndyMac REIT and becoming affiliated with any competitor of IndyMac REIT. Currently, no director is participating in the Director Emeritus program.

  Effective May 1, 1998, directors of IndyMac REIT became eligible to participate in IndyMac REIT's Deferred Compensation Plan, which allows directors to defer all or a portion of their annual retainer, subject to an annual minimum amount of $2,000, for a number of years designated by each participating director, subject to a minimum deferral of five years. Except for Mr. Mozilo, who deferred $24,000 of his directors' fees earned in fiscal year 1998 to fiscal year 2003, no directors' fees earned in the fiscal year ended December 31, 1998 were deferred.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information concerning the beneficial ownership of IndyMac REIT Common Stock by each director nominee, IndyMac REIT's Chief Executive Officer, each of IndyMac REIT's other four most highly compensated executive officers (two of whom are also members of the Board of Directors of IndyMac REIT), and all executive officers and directors as a group, as of February 28, 1999. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of IndyMac REIT Common Stock that were outstanding or issuable within 60 days upon the exercise of options outstanding as of February 28, 1999.

                                                 Shares of Common
                                                    Stock Owned
                                                Beneficially as of    Percent
                    Name                      February 28, 1999(1)(2) of Class
                    ----                      ----------------------- --------
David S. Loeb................................          137,502(3)         *
Angelo R. Mozilo.............................          287,339(4)         *
Lyle E. Gramley..............................          157,952(5)         *
Thomas J. Kearns.............................          158,677(6)         *
Frederick J. Napolitano......................          153,102            *
Michael W. Perry.............................          203,408(7)         *
Richard H. Wohl..............................           18,045(8)         *
Kathleen H. Rezzo............................           40,627(9)         *
All directors and executive officers as a
 group (10 persons)..........................        1,189,572          1.5%

--------
 *  Less than one percent of class.
(1) Unless otherwise indicated, sole voting and investment power.
(2) Includes shares which may be purchased through stock options exercisable within 60 days of February 28, 1999 held by the following persons: Mr. Mozilo, 135,206 shares; Mr. Gramley, 34,318 shares; Mr. Kearns, 66,927 shares; Mr. Napolitano, 34,318 shares; Mr. Perry, 175,001 shares; Mr. Wohl, 13,334 shares; Ms. Rezzo, 34,168 shares; all directors and executive officers as a group, 513,274 shares.
(3) Includes 10,000 shares owned by Heidi Loeb, the wife of David Loeb.
(4) Includes 1,000 shares owned by Phyllis Mozilo, the wife of Angelo Mozilo, as to which shares he disclaims any beneficial interest.
(5) Includes 13,225 shares owned by Marlys Gramley, the wife of Lyle Gramley.
(6) Includes 890 shares owned by Gabrielle Kearns, the daughter of Thomas
    Kearns.
(7) Includes 346 shares held in Mr. Perry's 401(k) account.
(8) Includes 402 shares held in Mr. Wohl's 401(k) account.
(9) Includes 335 shares held in Ms. Rezzo's 401(k) account.

                              EXECUTIVE OFFICERS

  The current executive officers of IndyMac REIT are:

                                                                         Officer
       Name              Age                   Office                     Since
       ----              ---                   ------                    -------
David S. Loeb...........  75 Chairman of the Board of Directors           1985
Angelo R. Mozilo........  60 Vice Chairman of the Board of Directors and  1985
                              President
Michael W. Perry........  36 Chief Executive Officer                      1993
Richard H. Wohl.........  40 Senior Executive Vice President and Chief    1994
                              Operating Officer
Kathleen H. Rezzo.......  45 Senior Executive Vice President, Commercial  1994
                              Lending
S. Blair Abernathy......  37 Executive Vice President and Chief           1994
                              Investment Officer
Carmella L. Grahn.......  35 Executive Vice President and Chief           1993
                              Financial Officer

  Biographical information with respect to Messrs. Loeb, Mozilo and Perry is set forth above under "Election of Directors--Director Nominees."

  Richard H. Wohl is currently the Senior Executive Vice President and Chief Operating Officer of IndyMac REIT. Mr. Wohl is responsible for all of IndyMac REIT's principal financial and administrative areas including: accounting, corporate finance and treasury, secondary marketing, IndyMac REIT's investment portfolio, interest rate and credit risk management, financial planning, strategic planning, technology, human resources and administration. Mr. Wohl was General Counsel and Secretary of IndyMac REIT from April 1994 until February, 1999, and has managed IndyMac REIT's corporate finance and treasury operations areas since 1997. Mr. Wohl is also Senior Executive Vice President and Chief Operating Officer and a director of IndyMac Operating. Prior to joining IndyMac REIT in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles. Mr. Wohl graduated with distinction from Stanford University and received his J.D. from the Harvard Law School, where he was an editor of the Harvard Law Review.

  Kathleen H. Rezzo is currently the Senior Executive Vice President, Commercial Lending of IndyMac REIT and the President of IndyMac Commercial Lending, a division of IndyMac REIT that includes Construction Lending Corporation of America ("CLCA"), IndyMac REIT's construction lending division. Prior to joining IndyMac REIT in August 1994, Ms. Rezzo held various positions at Security Pacific National Bank, which included Real Estate Chief Credit Officer and positions within the Commercial Lending Group and the Real Estate Industries Group. Ms. Rezzo also managed the Participating Mortgage Unit, and held the position of Senior Vice President/Los Angeles Division Manager for Real Estate Industries Division, of Bank of America, where she was responsible for a loan portfolio in excess of $2 billion.

  Sterling Blair Abernathy is currently the Executive Vice President and Chief Investment Officer of IndyMac REIT and Executive Vice President of Secondary Marketing of IndyMac Operating. Mr. Abernathy is responsible for the hedging, trading, asset/liability management, and secondary market functions of IndyMac REIT and IndyMac Operating. Prior to joining IndyMac REIT in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as its Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as the Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries.

  Carmella L. Grahn is currently the Executive Vice President and Chief Financial Officer of IndyMac REIT and IndyMac Operating. Ms. Grahn is responsible for accounting, tax, financial planning, analysis and reporting, and master servicing. Prior to joining the Company in October 1993, Ms. Grahn worked for Price Waterhouse as an audit manager in the Financial Services Special Practice Group. At Price Waterhouse, her clientele included commercial banks, savings and loans, mortgage banks, mutual funds and real estate developers. She also served as Senior Vice President and Chief Financial Officer of Olympic National Bank, a publicly traded bank. Ms. Grahn is a Certified Public Accountant. She received a B.A. in accounting from Ohio University and the Elijah Watt Sells award for ranking in the top 1% of candidates sitting for the CPA exam nationwide.

                            EXECUTIVE COMPENSATION

  The following table sets forth the cash and other compensation paid by IndyMac REIT and its affiliates to the named executive officers of IndyMac REIT for all services in all capacities during the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                                                             Compensation
                                                                        --------------------------
                                           Annual Compensation                  Awards
                                  ------------------------------------- --------------------------
                                                             Other      Restricted      Securities
                                                            Annual         Stock        Underlying       All Other
Name and Principal Position  Year Salary(1)  Bonus(1)   Compensation(2)  Awards($)      Options(#)    Compensation(3)
---------------------------  ---- --------- ----------- --------------- -----------     ----------    ---------------
David S. Loeb(4)........     1998 $ 35,917  $ 1,100,000      $ --       $ 1,622,185(5)   303,398(5)       $  --
 Chairman of                 1997   35,000          --         --               --       285,660             --
 the Board                   1996   35,000          --         --               --       200,000             --

Angelo R. Mozilo(6).....     1998   35,917    1,100,000        --         1,629,685(7)   438,604(7)        2,155
 Vice Chairman of            1997   35,000          --         --               --       285,660             --
 the Board and Chief         1996   35,000          --         --               --       200,000             --
 Executive Officer

Michael W. Perry(8).....     1998  695,750      562,500        --           622,341(9)   959,000(9)       22,746
 President and Chief         1997  605,000      850,000      2,083              --       125,000          39,673
 Operating Officer           1996  475,000      817,500      3,092              --       200,000          25,823

Richard H. Wohl(10).....     1998  265,000      210,000        --           169,387(11)  185,000(11)      22,248
 Senior Executive            1997  225,000      325,000        --               --        40,000           4,750
 Vice President,             1996  200,000      205,000         17              --        20,000           5,625
 General Counsel and
 Secretary

Kathleen H. Rezzo(12)...     1998  225,000      325,000        --           144,364(13)  178,000(13)      16,769
 Senior Executive Vice       1997  180,000      354,000        217           49,992       25,000           4,750
 President, CLCA             1996  165,000      200,000        129              --        20,000           4,500

--------
(1) Salary and bonus amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.
(2) The amount of other annual compensation consists of interest accrued on deferred compensation in excess of the applicable federal rate.
(3) Amounts shown for 1998 consist of the following: (i) Mr. Mozilo: IndyMac REIT contribution to deferred compensation account--$2,155; (ii) Mr.
    Perry: split-dollar life insurance premiums paid by IndyMac REIT--$18,427; IndyMac REIT contribution to 401(k) Plan--$4,319; (iii) Mr. Wohl: split-dollar life insurance premiums paid by IndyMac REIT--$14,942; IndyMac REIT contribution to 401(k) Plan--$7,306; and (iv) Ms. Rezzo: split-dollar life insurance premiums paid by IndyMac REIT--$11,972; IndyMac REIT contribution to 401(k) Plan--$4,797.
(4) Mr. Loeb is a director and executive officer of IndyMac REIT. The amount of salary for 1998 represents fees paid for his service as a director of IndyMac REIT, and the amount of bonus for 1998 represents a bonus paid in connection with the signing of an employment agreement with IndyMac REIT on December 30, 1998. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation." The amount of salary for 1997 and 1996 represents fees paid for Mr. Loeb's service as a director of IndyMac REIT. In 1997 and 1996, Mr. Loeb received no salary or bonus for his service as an officer of IndyMac REIT.
(5) Restricted stock awards include 26,702 shares of restricted Common Stock granted on June 1, 1998 valued at $23.4063 per share as of such date, vesting over a period of three years, one-third each on the first three anniversaries of the grant date; and 100,000 shares of restricted Common Stock granted on December 30, 1998 (in connection with the execution of an employment agreement with IndyMac REIT on such date, see "Employment Agreements" and "Compensation Committee Report on Executive Compensation") valued at $9.9719 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date. As of December 31, 1998, Mr. Loeb held 126,702 shares of restricted Common Stock, with an aggregate value of $1,298,695. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest. Securities underlying options represent a grant of 151,699 stock options on June 1, 1998 (which were subsequently cancelled), and the reissuance of 151,699 stock options on December 14, 1998 in connection with IndyMac REIT's Replacement Option Program. See "Stock Option Plans-- Replacement Option Program." For further information regarding stock options granted in 1998, see "Stock Option Plans--General."
(6) Mr. Mozilo is currently Vice Chairman and President of IndyMac REIT. The amount of salary for 1998 represents fees paid for his service as a director of IndyMac REIT, and the amount of bonus for 1998 represents a bonus paid in connection with the signing of an employment agreement with IndyMac REIT on December 23, 1998. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation." The amount of salary for 1997 and 1996 represents fees paid for Mr. Mozilo's service as a director of IndyMac REIT. In 1997 and 1996, Mr. Mozilo received no salary or bonus for his service as an officer of IndyMac REIT.
(7) Restricted stock awards include 26,702 shares of restricted Common Stock granted on June 1, 1998 valued at $23.4063 per share as of such date, vesting over a period of three years, one-third each on the first three anniversaries of the grant date; and 100,000 shares of restricted Common Stock granted on December 30, 1998 (in connection with the execution of an employment agreement with IndyMac REIT on such date, see "Employment Agreements" and "Compensation Committee Report on Executive Compensation") valued at $10.0469 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date. As of December 31, 1998, Mr. Mozilo held 126,702 shares of restricted Common Stock, with an aggregate value of $1,298,695. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest. Securities underlying options represent a grant of 151,699 stock options on June 1, 1998 (which were subsequently cancelled), and the reissuance of 286,905 stock options on December 14, 1998 in connection with IndyMac REIT's Replacement Option Program. See "Stock Option Plans--Replacement Option Program." For further information regarding stock options granted in 1998, see "Stock Option Plans--General."
(8) Mr. Perry is currently Chief Executive Officer and a director of IndyMac REIT. Mr. Perry, who became a director of IndyMac REIT in the fourth quarter of 1997, is compensated as an executive officer of IndyMac REIT. See "Compensation Committee Report on Executive Compensation."
(9) Restricted stock awards include 18,578 shares of restricted Common Stock granted on June 1, 1998 valued at $23.4063 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date; and 17,964 shares of restricted Common Stock granted on March 5, 1999 (granted as a part of Mr. Perry's 1998 bonus) valued at $10.4375 per share as of such date, vesting over a period of two years, one-half on January 1, 2000 and one-half on January 1, 2001. As of December 31, 1998, Mr. Perry held 18,578 shares of restricted Common Stock, with an aggregate value of $190,424. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest. Securities underlying options represent a grant of 317,000 stock options on June 1, 1998 (which were subsequently cancelled), and the reissuance of 642,000 stock options on December 14, 1998 in connection with IndyMac REIT's Replacement Option Program. See "Stock Option Plans--Replacement Option Program." For further information regarding stock options granted in 1998, see "Stock Option Plans--General."
(10) Mr. Wohl is currently Senior Executive Vice President and Chief Operating Officer of IndyMac REIT.
(11) Restricted stock awards include 4,246 shares of restricted Common Stock granted on June 1, 1998 valued at $23.4063 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date; and 6,707 shares of restricted Common Stock granted on March 5, 1999 (granted as a part of Mr. Wohl's 1998 bonus) valued at $10.4375 per share as of such date, vesting over a period of two years, one-half on January 1, 2000 and one-half on January
     1, 2001. As of December 31, 1998, Mr. Wohl held 4,246 shares of restricted Common Stock, with an aggregate value of $43,521. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest. Securities underlying options represent a grant of 75,500 stock options on June 1, 1998 (which were subsequently cancelled), and the reissuance of 112,500 stock options on December 14, 1998 in connection with IndyMac REIT's Replacement Option Program. See "Stock Option Plans--Replacement Option Program." For further information regarding stock options granted in 1998, see "Stock Option Plans--General."
(12) Ms. Rezzo is currently Senior Executive Vice President, Commercial
     Lending of IndyMac REIT.
(13) Restricted stock awards include 3,605 shares of restricted Common Stock granted on June 1, 1998 valued at $23.4063 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date; and 5,747 shares of restricted Common Stock granted on March 5, 1999 (granted as a part of Ms. Rezzo's 1998 bonus) valued at $10.4375 per share as of such date, vesting over a period of five years, one-fifth each on the first five anniversaries of the grant date. As of December 31, 1998, Ms. Rezzo held 5,580 shares of restricted Common Stock, with an aggregate value of $57,195. Dividends will accrue on the shares of restricted Common Stock and will be paid at the time the related shares of restricted Common Stock vest. Securities underlying options represent a grant of 61,500 stock options on June 1, 1998 (which were subsequently cancelled), and the reissuance of 116,500 stock options on December 14, 1998 in connection with IndyMac REIT's Replacement Option Program. See "Stock Option Plans--Replacement Option Program." For further information regarding stock options granted in 1998, see "Stock Option Plans--General."

Stock Option Plans

  General. Pursuant to IndyMac REIT's 1985 Stock Option Plan (the "1985 Plan") and IndyMac REIT's 1998 Stock Incentive Plan (the "1998 Plan"), stock options have been granted to directors and officers of IndyMac REIT, among others. Stock options also were granted previously to certain directors and executive officers of IndyMac REIT under the 1996 Stock Incentive Plan (the "1996 Plan"), which was terminated in connection with IndyMac REIT's adoption of the 1998 Plan, and under the 1994 Stock Incentive Plan (the "1994 Plan"), which was terminated in connection with IndyMac REIT's adoption of the 1996 Plan (the 1985 Plan, the 1994 Plan, the 1996 Plan and the 1998 Plan are collectively referred to herein as the "Stock Option Plans"). The termination of the 1996 Plan and the 1994 Plan did not affect the validity of stock options, certain of which are currently outstanding, granted thereunder prior to such termination.

                      Stock Option Grants in Fiscal 1998

                                                  Individual Grants
                         ----------------------------------------------------------------------
                         Number of
                         Securities
                         Underlying      % of Total
                          Options      Options Granted   Exercise
                          Granted       to Employees      Price     Expiration    Grant Date
          Name             (#)(1)      in Fiscal Year  ($/Share)(2)    Date    Present Value(3)
          ----           ----------    --------------- ------------ ---------- ----------------
David S. Loeb...........  151,699(4)        3.14%        $23.4063      6/1/08      $290,837
                           75,850(5)        1.56           9.7781      6/1/08        66,111
                           37,925(5)        0.79          12.2226      6/1/08        13,926
                           37,924(5)        0.79          14.6672      6/1/08         5,662
Angelo R. Mozilo........  151,699(4)        3.14          23.4063      6/1/08       290,837
                           44,307(6)        0.92           9.7781      6/3/01        38,618
                           90,899(6)        1.88           9.7781      6/2/02        79,228
                            8,247(5)        0.17           9.7781      6/1/08         7,188
                           71,726(5)        1.49          12.2226      6/1/08        26,338
                           71,726(5)        1.49          14.6672      6/1/08        10,709
Michael W. Perry........  317,000(7)        6.07          23.4063      6/1/08       607,752
                          200,000(8)        4.15           9.7781    12/10/01       174,280
                          121,000(9)        2.51           9.7781      6/1/08       105,464
                          160,500(9)        3.33          12.2226      6/1/08        58,936
                           35,500(9)        0.74          14.6672      6/1/08         5,300
                          125,000(10)       2.60          14.6672      7/1/02        18,663
Richard H. Wohl.........   72,500(7)        1.50          23.4063      6/1/08       138,997
                           56,250(9)        1.17           9.7781      6/1/08        49,028
                           16,250(9)        0.34          12.2226      6/1/08         5,967
                           11,875(10)       0.25          12.2226      7/1/02         4,361
                           28,125(10)       0.59          14.6672      7/1/02         4,199
Kathleen H. Rezzo.......   61,500(7)        1.27          23.4063      6/1/08       117,908
                           10,000(6)        0.21           9.7781      6/1/00         7,783
                           20,000(11)       0.41           9.7781      6/3/01        17,100
                           28,250(9)        0.59           9.7781      6/1/08        24,623
                           29,125(9)        0.60          12.2226      6/1/08        10,695
                            4,125(9)        0.09          14.6672      6/1/08           616
                           25,000(10)       0.52          14.6672      7/1/02         3,733

--------
 (1) In the event of a "Change in Control" as defined in the Stock Option Plans, all stock options become immediately exercisable.

 (2) The exercise price of $23.4063 is the average of the high and low sales prices for the Common Stock, as published in the Western Edition of The Wall Street Journal, on the date of grant. The exercise price of $9.7781 is the average of the high and low sales prices for the Common Stock, as published in the Western Edition of The Wall Street Journal, on the ten trading days preceding the grant date (the "Base Exercise Price"). The exercise price of $12.2226 is 125% of the Base Exercise Price. The exercise price of $14.6672 is 150% of the Base Exercise Price.

 (3) The present value of the options as of the grant date was calculated using the Black-Scholes options pricing model, which has been modified to consider estimated cash dividends to be paid. The assumptions used in the model were: expected volatility of 21%, risk-free rate of return (approximately equal to the three-year Treasury rate at the grant date) of 4.59%, dividend yield of 8% and time to exercise of three years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

 (4) Option was granted on June 1, 1998 and was cancelled in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." Prior to cancellation, the option would have become exercisable on June 1, 1999.

 (5) Option was granted on December 14, 1998 to replace outstanding option in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." Option becomes exercisable on June 1, 1999.

 (6) Option was granted on December 14, 1998 to replace outstanding option in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." Option became immediately exercisable on the date of grant.

 (7) Option was granted on June 1, 1998 and was cancelled in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." Prior to cancellation, the option would have become exercisable as follows: one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date.

 (8) Option was granted on December 14, 1998 to replace outstanding option in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." Two-thirds of option became immediately exercisable on the date of grant and one-third becomes exercisable on December 10, 1999.

 (9) Option was granted on December 14, 1998 to replace outstanding option in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." Option becomes exercisable as follows: one third on June 1, 1999, one-third on June 1, 2000 and one-third on June 1, 2001.

(10) Option was granted on December 14, 1998 to replace outstanding option in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." One-third of option became immediately exercisable on the date of grant, one-third becomes exercisable on July 1, 1999 and one-third becomes exercisable on July 1, 2000.

(11) Option was granted on December 14, 1998 to replace outstanding option in connection with IndyMac REIT's Replacement Option Program. See "Replacement Option Program." Two-thirds of option became immediately exercisable on the date of grant and one-third becomes exercisable on June 3, 1999.


  Aggregated Option Exercises in Fiscal Year 1998 and Fiscal Year End Option
                                    Values

                                                     Number of Securities      Value of Unexercised
                                                    Underlying Unexercised     In-the-Money Options
                             Shares                  Options at FY-End(#)          at FY-End($)
                            Acquired      Value    ------------------------- -------------------------
          Name           on Exercise(#)  Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           -------------- ---------- ----------- ------------- ----------- -------------

David S. Loeb...........    485,660     $1,721,370         0      151,699      $     0      $35,794
Angelo R. Mozilo........    386,159      1,922,367   135,206      151,699       63,804        3,892
Michael W. Perry........     42,096        648,061   175,001      466,999       62,920       88,560
Richard H. Wohl.........      8,334         86,466    13,334       99,166            0       26,544
Kathleen H. Rezzo.......          0              0    34,168       84,832       14,918       16,477

  Loan Plans. The Board of Directors previously adopted three loan plans (the "Loan Plans") under which loans may be made to officers, directors and employees of IndyMac REIT in connection with the exercise of stock options granted under the 1985 Plan, the 1994 Plan and the 1996 Plan. In 1997, the Board of Directors amended and restated the Loan Plans in an Amended and Restated Loan Plan that pertained to the 1985 Plan, the 1994 Plan and the 1996 Plan ("Amended and Restated Loan Plan"), and in 1998, the Board of Directors amended the Amended and Restated Loan Plan to provide financing for the exercise of stock options granted under the 1998 Plan, among other things. Under the Amended and Restated Loan Plan, the principal of any loan may not exceed (x) the purchase price required to be paid to IndyMac REIT upon the exercise of one or more options, plus (y) any applicable withholding taxes (so long as the sum of the preceding (x) and (y) does not exceed the fair market value of the stock on the date of the loan), less (z) any margin or other legally required amount, and any loan proceeds must be paid directly to IndyMac REIT in connection with the sale of the stock underlying such options. Under the Amended and Restated Loan Plan, loans may be extended for a period of five years, which term may be renewed, at an interest rate determined by the Compensation Committee and is, at the option of the borrower, either fixed for the term of the loan or adjustable annually by IndyMac REIT, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Internal Revenue Code of 1986, as amended (the "Code"). The loans under the Amended and Restated Loan Plan are recourse loans and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest become immediately due and payable to the extent of the proceeds (net of brokerage fees) realized from such sale or transfer. The principal and interest on the loans made under the Amended and Restated Loan Plan are payable quarterly, with any dividends paid on the pledged stock being applied against such installments. To the extent that a dividend for any quarter is insufficient to pay the accrued interest for a quarterly installment, the difference is added to the principal of the loan, and to the extent a quarterly dividend is insufficient to pay a quarterly installment of principal, the difference is payable at the end of the term of the loan.

  In October 1998, the Compensation Committee determined to allow those officers and employees, but not the non-employee directors, of IndyMac REIT and its affiliates who had financed their exercises of stock options under the Stock Option Plans to make a one-time election to: (1) change the interest rate on their outstanding five-year loans under the Amended and Restated Loan Plan (the "Original Notes") from an adjustable rate to a fixed rate of interest set at the applicable market rate; (2) extend the maturity date of their Original Notes to 20 years and to change from a fixed rate of interest to an adjustable rate, or to change from an adjustable rate to a fixed rate of interest (the "Amended Notes"); (3) sell back to IndyMac REIT at the then fair market value the pledged shares of Common Stock securing the Original Notes (as well as other IndyMac REIT Common Stock owned by the officer or employee) and to finance any remaining balance of the Original Notes, if any, with a new loan on an unsecured basis (the "New Notes") at a fixed rate based on the applicable market rate; or (4) retain their Original Notes without change. For a further discussion of the Compensation Committee's actions relating to the foregoing program and certain other information regarding the program, see "Compensation Committee Report on Executive Compensation." The terms of the Amended Notes and the New Notes are more fully described below.

  Under the foregoing program, IndyMac REIT did not forgive or discount any of the outstanding loans, nor did IndyMac REIT suffer any losses in connection with the program. As a result of the program, loans outstanding to directors, officers and employees declined from approximately $22.3 million at September 30, 1998 to approximately $9.3 million at December 31, 1998. Pursuant to the program, 1,100,870 shares of Common Stock were sold to IndyMac REIT at market at an average price of $12.0625.

  Subsequent to the implementation of the foregoing program, the Compensation Committee amended the Amended and Restated Loan Plan to (i) authorize the Compensation Committee to require, in its sole and absolute discretion, borrowers with loans that become undersecured to pledge additional Common Stock or to pay down the principal balance of the loan so that the market value of the pledged Common Stock equals or exceeds the outstanding principal balance of the loan, and (ii) add specified limits, by officer rank, with respect to maximum aggregate loans outstanding pursuant to the Amended and Restated Loan Plan at any time. These amendments are intended to provide additional protection for IndyMac REIT against stock option exercise loans that become undersecured in the future.

  Amended Notes. The Amended Notes are for a term of 20 years and are either at a fixed rate of interest or an adjustable rate reset annually on each anniversary date of the Amended Notes. Dividends on the Common Stock are applied as they are paid, first, to pay accrued interest, and then, to pay unpaid principal. To the extent that the payments of dividends, if any, are insufficient to pay accrued interest, the borrower will be required to make an annual payment of accrued interest only. Payment of principal, to the extent not paid out of dividends, will be required only at maturity of the loan or, if earlier, as a result of death, disability or other termination of employment. In the event of the borrower's death, disability or other termination, to the extent authorized by the borrower or the borrower's estate, IndyMac REIT may offset any amounts contractually or legally owed to such borrower by IndyMac REIT. Should a borrower fail to make payments on an Amended Note when due, IndyMac REIT may (1) proceed against any collateral pledged to secure the Amended Note, and (2) in the event of a shortfall, proceed against the borrower for the amount of the shortfall. The Amended Notes may be prepaid at any time without penalty.

  New Notes. Borrowers who executed New Notes were required to sell back to IndyMac REIT the shares of Common Stock securing their Original Note(s), and were permitted to sell back additional shares of Common Stock held by them that were not pledged to secure loans, at a price equal to the fair market value of the Common Stock on the date of the sale (i.e., the day the election took effect), determined by the average of the high and low sales prices of the Common Stock on the New York Stock Exchange, Inc. (the "NYSE") on that day. To the extent the fair market value of the Common Stock sold back to IndyMac REIT was less than the principal amount of the Original Note(s), the borrower's Original Note was replaced with a New Note with a principal amount equal to the remaining balance on the Original Note. The New Notes, which may be prepaid at any time without penalty, are unsecured loans with a fixed rate of interest and a term of 20 years. The New Notes require annual payment of accrued interest only, and payment of principal is required only at maturity of the loan or, if earlier, as a result of death, disability or other termination of employment. In the event of the borrower's death, disability or other termination, to the extent authorized by the borrower or the borrower's estate, IndyMac REIT may offset against outstanding loan obligations any amounts contractually or legally owed to such borrower by IndyMac REIT. Should a borrower fail to make payments on a New Note when due, IndyMac REIT may proceed against the borrower for the amount of any shortfall.

  The following tables sets forth information as of December 31, 1998 relating to loans made by IndyMac REIT to certain executive officers and directors of IndyMac REIT under the Amended and Restated Loan Plan in connection with the exercise of stock options under the Stock Option Plans, and the one-time election with respect to Amended Notes and New Notes that was extended to the executive officers and employees, but not the non-employee directors, of IndyMac REIT.

                                                         Highest
                            Notes       Balance at       Balance   Interest
Name                     Outstanding December 31, 1998 During 1998 Rate(1)
----                     ----------- ----------------- ----------- --------
S. Blair Abernathy(2)...   Note 1       $     0.00     $   36,373    5.56%
                           Note 2             0.00         59,083    5.56%
                           Note 3             0.00         18,950    5.56%
                           Note 4             0.00         38,758    5.45%
                           Note 5             0.00         61,240    5.45%
                           Note 6             0.00         18,947    5.45%
                           Note 7           33,661         33,661    5.46%

Carmella L. Grahn(3)....   Note 1       $     0.00     $   36,360    5.56%
                           Note 2             0.00         59,027    5.56%
                           Note 3             0.00         31,101    5.56%
                           Note 4             0.00          5,876    5.46%

Lyle E. Gramley(4)......   Note 1       $   66,666     $   92,424    5.56%
                           Note 2          377,797        424,925    5.56%
                           Note 3          531,034        563,998    5.56%
Thomas J. Kearns(5).....   Note 1       $  176,762     $  221,817    5.56%
                           Note 2             0.00        299,925    5.56%
David S. Loeb(6)........   Note 1       $     0.00     $   99,983    5.56%
                           Note 2             0.00      3,873,164    5.56%
                           Note 3             0.00         99,981    5.56%
                           Note 4             0.00      6,032,693    5.56%
                           Note 5        4,248,302      4,248,302    5.46%
Angelo R. Mozilo(7).....   Note 1       $     0.00     $   87,835    5.56%
                           Note 2             0.00        730,818    5.56%
                           Note 3             0.00         97,792    5.56%
                           Note 4             0.00        697,259    5.56%
                           Note 5             0.00      2,025,450    5.56%
                           Note 6             0.00        991,675    5.56%
                           Note 7             0.00         99,981    5.56%
                           Note 8             0.00        647,947    5.56%
                           Note 9             0.00        640,303    5.56%
                           Note 10            0.00      2,150,959    5.56%
                           Note 11            0.00        630,665    5.56%
                           Note 12       3,322,705      3,322,705    5.46%
Frederick J.
 Napolitano(8)..........   Note 1       $     0.00     $   81,548    5.56%
                           Note 2             0.00         84,871    5.56%
                           Note 3             0.00        347,105    5.56%
Michael W. Perry(9).....   Note 1       $     0.00     $   80,137    5.56%
                           Note 2             0.00         96,554    5.56%
                           Note 3             0.00        187,047    5.56%
                           Note 4             0.00        157,776    5.56%
                           Note 5             0.00        204,238    5.56%
Richard H. Wohl(10).....   Note 1       $     0.00     $   40,012    5.56%
                           Note 2             0.00         59,090    5.56%
                           Note 3             0.00         25,639    5.56%
                           Note 4             0.00        199,758    5.56%
                           Note 5             0.00         38,758    5.56%

--------
(1) All loans are fixed rate loans.

(2) On October 23, 1998, Mr. Abernathy sold at market 5,000 shares of Common Stock pledged to secure six Original Notes having a combined principal balance of $224,016 to IndyMac REIT and executed a New Note reflecting the remaining principal balance on his six Original Notes. The New Note has a 5.46% fixed interest rate and a principal balance of $33,661.

(3) On October 22, 1998, Ms. Grahn sold at market 4,846 shares of Common Stock pledged to secure two Original Notes having a combined principal balance of $63,119 to IndyMac REIT and executed a New Note reflecting the remaining principal balance on her two Original Notes. The New Note had a 5.46% fixed interest rate and a principal balance of $5,876. On October 27, 1998, Ms. Grahn (i) sold at market 3,487 shares of Common Stock pledged to secure one Original Note having a principal balance of $56,497, and an additional 1,668 shares of Common Stock held by Ms. Grahn that were not pledged to secure loans, to IndyMac REIT, and (ii) paid $29 in cash to IndyMac REIT. Her one Original Note and the New Note, with a combined principal balance of $62,373, were paid in full.

(4) Mr. Gramley is a non-employee director and retained his Original Notes without change.

(5) Mr. Kearns is a non-employee director and retained his Original Notes without change until October 27, 1998 when he paid off Note 2 in full.

(6) On October 22, 1998, Mr. Loeb sold at market 485,660 shares of Common Stock pledged to secure four Original Notes having a combined principal balance of $9,985,161 to IndyMac REIT and executed a New Note reflecting the remaining principal balance on his four Original Notes. The New Note has a 5.46% fixed interest rate and a principal balance of $4,248,302.

(7) On October 22, 1998, Mr. Mozilo sold at market 450,454 shares of Common Stock pledged to secure eleven Original Notes having a combined principal balance of $8,627,697 to IndyMac REIT and executed a New Note reflecting the remaining principal balance on his eleven Original Notes. The New Note has a 5.46% fixed interest rate and a principal balance of $3,322,705.

(8) Mr. Napolitano is a non-employee director and retained his Original Notes without change until November 3, 1998 when he paid off all of his Original Notes in full.

(9) On October 20, 1998, Mr. Perry sold at market 50,000 shares of Common Stock pledged to secure five Original Notes, as well as an additional 5,685 shares of Common Stock held by Mr. Perry that were not pledged to secure loans, to IndyMac REIT. His five Original Notes, with a combined principal balance of $688,758, were paid in full.

(10) On October 20, 1998, Mr. Wohl sold at market 22,000 shares of Common Stock pledged to secure five Original Notes, as well as an additional 5,000 shares of Common Stock held by Mr. Wohl that were not pledged to secure loans, to IndyMac REIT, and paid $14,511 in cash to IndyMac REIT. His five Original Notes, with a combined principal balance of $348,636, were paid in full.

  Replacement Option Program. On December 9, 1998, the Compensation Committee of the Board of Directors adopted a stock option replacement program ("Replacement Option Program") for all officers and employees, but not the non-employee directors, of IndyMac REIT and its affiliates who had outstanding grants of "out of the money" stock options (i.e., outstanding stock options with exercise prices that exceeded the then market value of the Common Stock) (the "outstanding stock options") previously granted by the Compensation Committee. Pursuant to the Replacement Option Program, at the election of each officer and employee with outstanding stock options, each officer's and employee's outstanding stock options (both vested and non-vested) were cancelled and replaced with newly issued stock options. For a further discussion of the Compensation Committee's actions relating to the Replacement Option Program and certain other information regarding the program, see "Compensation Committee Report on Executive Compensation."

  Pursuant to the Replacement Option Program, each officer's and employee's outstanding stock options were replaced with newly issued stock options with exercise prices based on the following formula: (i) for the first 50% of the individual's outstanding stock options (starting with the lowest priced stock options and then the next lowest priced stock options, etc.), the exercise price is $9.7781, which was the "fair market value" of the Common Stock, as defined in the 1998 Plan (which is the average of the average of the high and low reported sales prices for the Common Stock, as published in the Western Edition of The Wall Street Journal, on the ten trading days preceding the award date) (the "Base Exercise Price"), (ii) for the next 25% of the individual's outstanding stock options, the exercise price is $12.2226, which is 125% of the Base Exercise Price, and (iii) for the last 25% of the individual's outstanding stock options, the exercise price is $14.6672, which is 150% of the Base Exercise Price. The replacement stock options are non-qualified stock options and have the same vesting schedule and expiration date as the replaced stock options.

  The following table sets forth information for certain executive officers of IndyMac REIT with respect to the Replacement Option Program (IndyMac REIT has had no other stock option or stock appreciation right repricings during the past ten years):

                            Stock Option Repricings

                                                                                    Length of
                                   Number of  Market Price                           Original
                                  Securities  Of Stock At                          Option Term
                                  Underlying    Time Of    Exercise Price   New    Remaining At
                                    Options   Repricing Or   At Time Of   Exercise   Date Of
                                  Repriced Or  Amendment    Repricing Or   Price   Repricing Or
                           Date   Amended (#)   (1) ($)    Amendment ($)    ($)     Amendment
          Name           -------- ----------- ------------ -------------- -------- ------------
David S. Loeb........... 12/14/98    75,850     $9.7781       $23.4063    $ 9.7781  9.6 years
 Chairman                12/14/98    37,925      9.7781        23.4063     12.2226  9.6 years
                         12/14/98    37,924      9.7781        23.4063     14.6672  9.6 years

Angelo R. Mozilo........ 12/14/98    44,307     $9.7781       $17.5625    $ 9.7781  2.6 years
 Vice Chairman           12/14/98    90,899      9.7781        21.0000      9.7781  3.6 years
 and Chief Executive     12/14/98     8,247      9.7781        23.4063      9.7781  9.6 years
 Officer                 12/14/98    71,726      9.7781        23.4063     12.2226  9.6 years
                         12/14/98    71,726      9.7781        23.4063     14.6672  9.6 years

Michael W. Perry........ 12/14/98   200,000     $9.7781       $19.7500    $ 9.7781  2.6 years
 President               12/14/98   121,000      9.7781        23.4063      9.7781  9.6 years
                         12/14/98   160,500      9.7781        23.4063     12.2226  9.6 years
                         12/14/98    35,500      9.7781        23.4063     14.6672  9.6 years
                         12/14/98   125,000      9.7781        23.9375     14.6672  3.6 years

Richard H. Wohl......... 12/14/98    56,250     $9.7781       $23.4063    $ 9.7781  9.6 years
 Senior Executive        12/14/98    16,250      9.7781        23.4063     12.2226  9.6 years
 Vice President and      12/14/98    11,875      9.7781        23.9375     12.2226  3.6 years
 General Counsel         12/14/98    28,125      9.7781        23.9375     14.6672  3.6 years

Kathleen H. Rezzo....... 12/14/98    10,000     $9.7781       $11.6250    $ 9.7781  1.6 years
 Senior Executive        12/14/98    20,000      9.7781        17.5625      9.7781  2.6 years
 Vice President, CLCA    12/14/98    28,250      9.7781        23.4063      9.7781  9.6 years
                         12/14/98    29,125      9.7781        23.4063     12.2226  9.6 years
                         12/14/98     4,125      9.7781        23.4063     14.6672  9.6 years
                         12/14/98    25,000      9.7781        23.9375     14.6672  3.6 years

S. Blair Abernathy...... 12/14/98     6,008     $9.7781       $17.5625    $ 9.7781  2.6 years
 Executive Vice          12/14/98    26,246      9.7781        23.4063      9.7781  9.6 years
 President and           12/14/98    14,754      9.7781        23.4063     12.2226  9.6 years
 Chief Investment        12/14/98     1,373      9.7781        23.9375     12.2226  3.6 years
 Officer                 12/14/98    16,127      9.7781        23.9375     14.6672  3.6 years

Carmella L. Grahn....... 12/14/98     3,334     $9.7781       $11.6250    $ 9.7781  1.6 years
 Executive Vice          12/14/98    10,000      9.7781        17.5625      9.7781  2.6 years
 President and           12/14/98    19,333      9.7781        23.4063      9.7781  9.6 years
 Chief Financial         12/14/98    15,167      9.7781        23.4063     12.2226  9.6 years
 Officer                 12/14/98     1,167      9.7781        23.9375     12.2226  3.6 years
                         12/14/98    16,333      9.7781        23.9375     14.6672  3.6 years

--------
(1) The Market Price was determined by taking the average of the high and low sales prices of the Common Stock, as published in the Western Edition of The Wall Street Journal, on the ten trading days preceding December 14, 1998.

Defined Benefit Pension Plan

  The following table illustrates annual pension benefits under IndyMac Operating's Defined Benefit Pension Plan (the "Pension Plan"), under which officers of IndyMac REIT participate, for participants retiring in 1999 at age 65 payable in the form of a life annuity under various levels of compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

        Final Average
       Compensation(1)                         Years of Service
       ---------------         -------------------------------------------------
                                  5      10     15     20     25     30     35
                               ------- ------ ------ ------ ------ ------ ------
$  125,000.................... $18,510 18,510 29,670 38,950 46,980 55,020 63,050
   150,000....................  22,640 22,640 36,290 47,700 57,610 67,520 77,420
   175,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720
   200,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720
   225,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720
   250,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720
   300,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720
   400,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720
   500,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720
 1,000,000....................  23,300 23,300 37,350 49,100 59,310 69,520 79,720

--------
(1) As a result of a limitation, effective January 1, 1997, under the Code, annual compensation in excess of $160,000 is not taken into account when calculating benefits under the Pension Plan.

  The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $160,000 limitation under the Code. The following table sets forth the number of years of credited service of each executive officer listed in the Summary Compensation Table.

                                                                        Credited
                                                                        Years of
          Name                                                          Service
          ----                                                          --------
        David S. Loeb..................................................     0
        Angelo R. Mozilo...............................................     0
        Michael W. Perry...............................................     6
        Richard H. Wohl................................................     5
        Kathleen H. Rezzo..............................................     4

  Benefits are 100% vested after five years of service. A participant shall be fully vested in his/her accrued normal retirement benefit regardless of his/her length of service if his employment is terminated by IndyMac REIT other than for "Cause" within a two-year period following a "Change in Control" (as both terms are defined in the Pension Plan).

Employment Agreements

  In December 1998, David S. Loeb, Chairman of IndyMac REIT, and Angelo R. Mozilo, Vice Chairman and Chief Executive Officer (now Vice Chairman and President) of IndyMac REIT, entered into employment agreements with IndyMac REIT. Upon the execution of their respective employment agreements, Messrs. Loeb and Mozilo each became entitled to receive a one-time signing bonus of $1,100,000. In addition, upon execution of the agreements, Messrs. Loeb and Mozilo were each granted 100,000 shares of restricted Common Stock that will vest in increments of one-fifth on each of the first five anniversaries of the date of grant, and upon certain other events, provided that each officer remains in the service of IndyMac REIT until each such anniversary or the occurrence of such other events. Each of the employment agreements also provides for the following: (i) an annual base salary of $550,000, subject to annual review by the Board of Directors for increase (but not decrease), (ii) an annual grant of stock options and restricted Common Stock as determined by the Compensation Committee of the Board of Directors, with stock options for no fewer than 100,000 shares of Common Stock annually, and (iii) all other rights and benefits provided to executive officers of IndyMac REIT generally. Additionally, each of the employment agreements provides that if Mr. Loeb's or Mr. Mozilo's employment is terminated by IndyMac REIT other than for "Cause" (as such term is defined in the employment agreements), or by either of them for "Good Reason" (as such term is defined in the employment agreements), which includes a voluntary termination within one year of a "Change in Control" (as such term is defined in the employment agreements), IndyMac REIT is required to pay to such officer the following: (i) a $1,000,000 termination bonus, plus (ii) an amount in cash equal to (a) if such termination occurs in 1999, 2.99 times the officer's base amount as determined under the Code ("Base Amount"), (b) if such termination occurs in 2000, 2.50 times the Base Amount,
(c) if such termination occurs in 2001, 2.00 times the Base Amount, (d) if such termination occurs in 2002, 1.50 times the Base Amount, and (e) if such termination occurs in 2003, an amount equal to the Base Amount. Each of the employment agreements will expire on December 31, 2003, unless earlier terminated in accordance with the provisions thereof.

  During 1996, Michael W. Perry, President (now Chief Operating Officer) of IndyMac REIT, entered into an employment agreement with Countrywide Asset Management Corporation ("CAMC"), IndyMac REIT's former manager, which entity was merged with and into IndyMac REIT following receipt of stockholder approval at the end of the second quarter of 1997 ("Merger"). In connection with the Merger, IndyMac REIT assumed the employment agreement between Mr. Perry and CAMC. During 1997, IndyMac REIT (through CAMC) also entered into employment agreements with Richard H. Wohl, Senior Executive Vice President and General Counsel (now Senior Executive Vice President and Chief Operating Officer) and Kathleen H. Rezzo, Senior Executive Vice President, CLCA (now Senior Executive Vice President, Commercial Lending). Each of the foregoing employment agreements provide for certain base compensation, incentive compensation and stock options, as well as certain other specified benefits, and, subject to certain limitations, each of the employment agreements will expire on December 31, 2000.

  Pursuant to the terms of their individual employment agreements, Messrs. Perry and Wohl and Ms. Rezzo were paid base salaries of $695,750, $265,000, and $225,000, respectively, for fiscal year 1998. Although each of the employment agreements contemplates that a 15% increase in IndyMac REIT's earnings per share over the preceding fiscal year normally would result in a 10% increase in the annual rate of base compensation for each of the foregoing officers, the amount of such increase, if any, is to be determined by the Compensation Committee. The employment agreements also provide for incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus calculated as follows: Mr. Perry, based on an incentive matrix relating to earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior year; Mr. Wohl, one-half based on an incentive matrix relating to earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior year and one-half based on the achievement of administrative and operational objectives by Mr. Wohl; and Ms. Rezzo, 80% based on CLCA's profitability for the applicable fiscal year and 20% based on Ms. Rezzo's achievement of corporate objectives. Although Messrs. Perry and Wohl were not eligible for incentive compensation for fiscal year 1998 pursuant to the above-referenced formulas (see "Compensation Committee Report on Executive Compensation" below), each of Messrs. Perry and Wohl received a discretionary bonus for their outstanding performance in fiscal year 1998, in the respective amounts of $562,500 in cash and $187,500 in restricted Common Stock, and $210,000 in cash and $70,000 in restricted Common Stock. The foregoing restricted Common Stock will vest over a period of two years, one-half on January 1, 2000 and one-half on January 1, 2001. Incentive compensation for fiscal year 1998 was payable to Ms. Rezzo pursuant to the above-referenced formula in the amount of $325,000 in cash and $59,985 in restricted Common Stock. The foregoing restricted Common Stock will vest over a period of five years, one-fifth each on the first five anniversaries of the grant date.

  In 1997, IndyMac REIT's stockholders approved the annual cash incentive compensation provisions of Mr. Perry's employment agreement so that such compensation will qualify for a tax deduction for IndyMac REIT pursuant to Section 162(m) of the Code. Section 162(m) limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval.

  The employment agreements provide for additional incentive compensation in the form of grants of stock options and restricted Common Stock for such number of shares of IndyMac REIT Common Stock as the Compensation Committee in its sole discretion determines, taking into account each officer's and IndyMac REIT's performance and the competitive practices then prevailing regarding the granting of stock options. All stock options granted to Messrs. Perry and Wohl and Ms. Rezzo (i) will be awarded pursuant to IndyMac REIT's then current stock option plan, (ii) with respect to stock options, will have an exercise price equal to the fair market value of the IndyMac REIT Common Stock at the time of the grant and will become exercisable in three equal installments on each of the first three anniversaries of the date of the grant, (iii) with respect to restricted Common Stock, will be priced in accordance with the terms set by the Compensation Committee and will vest in five equal installments on each of the first five anniversaries of the date of the grant, and (iv) will become immediately and fully exercisable in the event of a Change of Control (as such term is defined in the employment agreements) or in the event that Messrs. Perry's or Wohl's or Ms. Rezzo's employment, as the case may be, is terminated due to death or disability or by IndyMac REIT (or any successor thereto) other than for Cause (as such term is defined in the employment agreements). For fiscal year 1998, the Compensation Committee awarded Messrs. Perry and Wohl and Ms. Rezzo 317,000, 72,500, and 61,500 stock options, respectively, and 18,578, 4,246 and 3,605 shares of restricted Common Stock, respectively. The foregoing stock options will vest over a period of three years, one third each on the first three anniversaries of the grant date, and the restricted Common Stock will vest over a period of five years, one-fifth each on the first five anniversaries of the grant date.

  In consideration of an agreement generally not to compete with IndyMac REIT within North America for a period of one year after termination of employment, Messrs. Perry and Wohl and Ms. Rezzo will receive certain severance payments upon termination of employment for reasons other than for Cause (as such term is defined in the employment agreements), or with respect to Messrs. Perry and Wohl, upon termination of employment by the officers for Good Reason (as such term is defined in the employment agreements). Under the terms of the employment agreements, the amount of the severance payment will equal the sum of the officer's annual base salary at the time of termination, the incentive compensation relating to the immediately preceding fiscal year, any unpaid incentive compensation that relates to the prior fiscal year, and any proportional payment of incentive compensation due for the current year, based on the aggregate incentive compensation for the immediately preceding fiscal year (if such termination occurs on a date prior to the end of a fiscal year). In addition, with respect to Messrs. Perry and Wohl, if either officer is terminated within two years after a Change of Control (as such term is defined in the employment agreements), each officer's severance payment will equal twice the sum of the foregoing amounts.

Compensation Committee Report on Executive Compensation

 General

  Compensation for the executive officers of IndyMac REIT is administered under the direction of the Compensation Committee. The Compensation Committee is composed of Messrs. Gramley, Kearns and Napolitano, who are non-employee directors of IndyMac REIT (the "Non-Employee Directors"). IndyMac REIT's executive compensation program consists of three main components: (1) base compensation, (2) annual cash incentive compensation, and (3) stock options and restricted Common Stock to provide long-term incentives for performance and to align executive officer and stockholder interests.

  The philosophy behind IndyMac REIT's executive compensation programs is to attract, motivate and retain the executives needed in order to maximize the creation of long-term stockholder value. The factors historically used by the Compensation Committee to calculate compensation of executive officers include: (1) the responsibilities of the executive officers with IndyMac REIT,
(2) completion of individual business objectives established prior to the beginning of each fiscal year, (3) business unit and overall performance of IndyMac REIT, including earnings per share for the applicable fiscal year and the percentage change in earnings per share from the prior fiscal year, (4) amount, form and timing of prior compensation amounts, and (5) compensation levels of executives with comparable rank in a peer group of mortgage banking companies.

 Compensation of Chairman, Vice Chairman and Chief Executive Officer, and President and Chief Operating Officer for 1998

  During fiscal year 1998, Messrs. Loeb and Mozilo received no base salary for their services as IndyMac REIT executive officers. However, the Compensation Committee determined that it was in the best interests of IndyMac REIT and its stockholders to ensure the continuity and stability of senior management in light of the economic and financial market disruption during the fourth quarter of fiscal year 1998 and the unforeseen decline in the value of the Common Stock. Accordingly, the Compensation Committee determined that it was necessary and appropriate to enter into a five-year employment agreement with each of Messrs. Loeb and Mozilo. See "Employment Agreements." Upon the execution of their respective employment agreements, Messrs. Loeb and Mozilo each became entitled to receive a one-time execution bonus of $1,100,000. In addition, upon execution of the agreements, Messrs. Loeb and Mozilo were each granted 100,000 shares of restricted Common Stock that will vest in increments of one-fifth on each of the first five anniversaries of the date of grant, and upon certain other events, provided that each officer remains in the service of IndyMac REIT until each such anniversary or the occurrence of such other events. As directors of IndyMac REIT during 1998, Messrs. Loeb and Mozilo also were paid an annual retainer of $35,917 and were reimbursed for expenses related to attendance at each IndyMac REIT Board meeting. Beginning in 1999, Messrs. Loeb and Mozilo will no longer receive the annual director retainer.

  Compensation for fiscal year 1998 for Mr. Perry was determined pursuant to the terms of his employment agreement. See "Employment Agreements." Mr. Perry's employment agreement contemplates that a 15% increase in IndyMac REIT's earnings per share over the preceding fiscal year normally would result in a 10% increase in the annual rate of base compensation, although the exact amount of such increase, if any, is determined by the Compensation Committee. The percentage change in earnings per share between fiscal years 1996 and 1997 was 19%. Based on this factor, the Compensation Committee increased Mr. Perry's 1997 base compensation rate by 15%, to $695,750, for fiscal year 1998. Mr. Perry's employment agreement also contemplates that he will be paid a non-discretionary incentive bonus determined by reference to an incentive matrix contained in the employment agreement. The two variables in the incentive matrix are the earnings per share of IndyMac REIT for the applicable fiscal year and the percentage change in earnings per share from the prior year.

  As a result of the impact of the economic and financial market disruption discussed above on IndyMac REIT's earnings, a non-discretionary bonus was not payable to Mr. Perry under the incentive matrix for fiscal year 1998, even though IndyMac REIT attained its earnings targets in three of the four quarters during the fiscal year. After considering Mr. Perry's outstanding performance in fiscal year 1998 (particularly during and in response to the financial market disruption), IndyMac REIT's successful earnings performance during three quarters of the fiscal year, the terms of Mr. Perry's employment agreement (which permit Mr. Perry to receive other discretionary benefits in addition to his non-discretionary incentive bonus), and the fact that the impact of the economic and financial market disruption was outside of the control of Mr. Perry, the Compensation Committee determined that it was appropriate and consistent with IndyMac REIT's compensation policies to award Mr. Perry a discretionary cash incentive bonus of $562,500 and a restricted Common Stock bonus of $187,500.

 Compensation of Other Named Executive Officers

  Compensation for fiscal year 1998 for Mr. Wohl and Ms. Rezzo was determined pursuant to the terms of their respective employment agreements. See "Employment Agreements." Pursuant to their respective employment agreements, for fiscal year 1998, the annual base compensation rates for Mr. Wohl and Ms. Rezzo were $265,000 and $225,000, respectively. In setting these 1998 annual base compensation rates for Mr. Wohl and Ms. Rezzo, the Compensation Committee considered the responsibilities of these executive officers, the completion of previously established business objectives by each of them, individual business unit and overall performance of IndyMac REIT, the amount, form and timing of prior compensation amounts for each of them, and compensation levels of executives with comparable rank in a peer group of mortgage banking companies. As was the case with respect to Mr. Perry, no cash incentive bonus would have been payable to Mr. Wohl using the Compensation Committee's usual criteria for fiscal year 1998. However, given the superior performance of Mr. Wohl during the fiscal year and the other factors discussed above, the Compensation Committee determined that it was appropriate and consistent with IndyMac REIT's compensation policies to award a discretionary cash incentive bonus to Mr. Wohl in the amount of $210,000 and a restricted Common Stock bonus of $70,000. For Ms. Rezzo for fiscal year 1998, a cash incentive bonus of $325,000 and a restricted Common Stock bonus of $59,985 were paid pursuant to the terms of her employment agreement, based on CLCA's profitability for fiscal year 1998 and Ms. Rezzo's achievement of corporate objectives.

 Stock Options and Restricted Stock Awards

  In addition to reviewing the compensation arrangements of executive officers, the Compensation Committee awarded stock options and shares of restricted Common Stock pursuant to the 1998 Plan, which was approved by the stockholders on May 19, 1998. Under the 1998 Plan, executive officers are eligible to receive stock options, shares of restricted Common Stock, stock appreciation rights and certain other share related awards. The Compensation Committee determined such awards by using criteria set forth in the 1998 Plan, which includes the responsibilities and contributions of the individual and the other compensation payable to such person.

  In considering the stock option and restricted stock awards for Messrs. Loeb and Mozilo during fiscal year 1998, the Compensation Committee followed the guidelines adopted by the Committee in May 1998 to aid the Compensation Committee's annual determination of appropriate stock option awards for Messrs. Loeb and Mozilo. The guidelines are discretionary and do not constitute a binding commitment on the part of the Compensation Committee to grant specific awards to Messrs. Loeb and Mozilo, and may be revised or revoked by the Compensation Committee at any time.

  The guidelines condition the award of stock options and restricted stock to Messrs. Loeb and Mozilo on IndyMac REIT's aggregate earnings for the prior year and the improvement in IndyMac REIT's earnings per share during the prior year. The target award is based on the following formula: 1.25% of the prior fiscal year's earnings up to $100 million; 0.75% of the prior fiscal year's earnings greater than $100 million up to $200 million; and .50% of the prior fiscal year's earnings greater than $200 million. The target award is then adjusted pursuant to the following formula: to 125% of the target award if earnings per share for the prior fiscal year improved greater than 20% over the preceding fiscal year's earnings per share; to 100% of the target award if earnings per share for the prior fiscal year improved between 15% and 20% over the preceding fiscal year's earnings per share; to 75% of the target award if earnings per share for the prior fiscal year improved between 10% and 15% over the preceding fiscal year's earnings per share; and to 50% of the target award if earnings per share for the prior fiscal year improved less than 10% over the preceding fiscal year's earnings per share.

  The Compensation Committee adopted the foregoing guidelines with a view toward creating long-term incentives for performance on the part of Messrs. Loeb and Mozilo, and to align their interests with those of IndyMac REIT's stockholders. The Compensation Committee recognized that Messrs. Loeb and Mozilo contribute substantial time and experience to the business affairs of IndyMac REIT and that, prior to the execution of their employment agreements, they received no base, incentive or other compensation besides stock options and directors' fees.

  Based on IndyMac REIT's earnings for fiscal year 1997 of $100 million, and the improvement in IndyMac REIT's earnings per share for fiscal year 1997 compared to fiscal year 1996 of 19%, the aggregate target award of stock options and restricted stock to Messrs. Loeb and Mozilo during 1998 was $1,250,000. Of this aggregate target award, 50% was awarded in the form of stock options for a total grant of 151,699 stock options, and 50%
was awarded in the form of restricted Common Stock for a total grant of 26,702 shares of restricted Common Stock. The stock options, which were cancelled and replaced pursuant to IndyMac REIT's Replacement Option Program, see "Stock Option Plans--Replacement Option Program," will vest one year from the date of the original grant, and upon certain other events, and the restricted stock will vest in increments of one-third on each of the first three anniversaries of the date of grant, and upon certain other events, provided that each of Messrs. Loeb and Mozilo remain in the service of IndyMac REIT until each such anniversary or the occurrence of such other events. As discussed above, the Compensation Committee also awarded shares of restricted Common Stock under the 1998 Plan to Mr. Loeb and Mr. Mozilo pursuant to the terms of their employment agreements.

  Pursuant to the terms of Messrs. Perry's and Wohl's and Ms. Rezzo's employment agreements, in considering the stock option and restricted stock awards for Messrs. Perry and Wohl and Ms. Rezzo during fiscal year 1998, the Compensation Committee considered the performance of each of Messrs. Perry and Wohl and Ms. Rezzo and the performance of IndyMac REIT in meeting earnings per share goals. Additionally, the Compensation Committee established guidelines for the granting of stock options and restricted Common Stock at various officer levels. Pursuant to these guidelines, the President (Mr. Perry) is eligible for a grant of stock options and restricted Common Stock of up to 2.5 times such officer's annual base salary, to be allocated 75% to stock options and 25% to restricted Common Stock, and officers at the Senior Executive Vice President level (Mr. Wohl and Ms. Rezzo) are eligible for a grant of stock options and restricted Common Stock of up to 1.5 times each such officer's annual base salary, to be allocated 75% to stock options and 25% to restricted Common Stock. Based on the foregoing, the Compensation Committee awarded Messrs. Perry and Wohl and Ms. Rezzo 317,000, 72,500 and 61,500 stock options, respectively, and 18,578, 4,246 and 3,605 shares of restricted Common Stock, respectively, during 1998. The stock options will vest in increments of one-third on each of the first three anniversaries of the date of grant, and upon certain other events, and the restricted stock will vest in increments of one-fifth on each of the first five anniversaries of the date of grant, and upon certain other events, provided that each officer remains in the service of IndyMac REIT until each such anniversary or the occurrence of such other events.

  In October 1998, the Compensation Committee determined to allow those executive officers and employees, but not the non-employee directors, of IndyMac REIT and its affiliates who had financed their exercises of stock options under IndyMac REIT's Stock Option Plans to make a one-time election to: (1) change the interest rate on their outstanding loans under IndyMac REIT's Amended and Restated Loan Plan from an adjustable rate to a fixed rate of interest set at the applicable market rate; (2) extend the maturity date of their outstanding loans to 20 years and to change from a fixed rate of interest to an adjustable rate, or to change from an adjustable rate to a fixed rate of interest; (3) sell back to IndyMac REIT at the then fair market value the pledged shares of Common Stock securing their outstanding loans and to finance any remaining balance of their outstanding loans, if any, with a new loan on an unsecured basis at a fixed rate based on the applicable market rate; or (4) retain their outstanding loans without change. See "Stock Option Plans--Loan Plans." The Compensation Committee determined to offer this one-time election to address the Compensation Committee's concern that the outstanding loans, which were originally fully secured, had become undersecured due to the severe impact of fourth quarter 1998 market events on IndyMac REIT's stock price, and that the loans could become further undersecured if IndyMac REIT's stock price declined further, leaving IndyMac potentially exposed with respect to collateral with a market value lower than the associated outstanding loan obligations.

  Thereafter, on December 9, 1998, the Compensation Committee determined to give officers and employees, but not the non-employee directors, of IndyMac REIT and its affiliates the opportunity to exchange all of their outstanding stock options (both vested and non-vested) having an exercise price exceeding the then current market value of the Common Stock, on a one-for-one basis, for new, replacement options with an exercise price closer to the then current market value of IndyMac REIT's Common Stock. See "Stock Option Plans-- Replacement Option Program." The Compensation Committee took this action in response to the significant decline in the market price of the Common Stock during the fourth quarter of 1998. Specifically, the Compensation Committee determined that the decline in the market price was caused primarily by market events not within the control of IndyMac REIT's management, and substantially all of the stock options previously granted as financial incentives to the officers and employees of IndyMac REIT and its affiliates pursuant to IndyMac REIT's stock incentive plans had exercise prices that exceeded the then current market value of the Common Stock and thus had ceased to provide their intended financial incentive. In order to effectuate this exchange, the Compensation Committee determined that it was necessary and appropriate to make awards to named executive officers in excess of the annual limitation on awards to individual grantees under the

1998 Plan, because all stock options granted during the 1998 calendar year (i.e., the stock options that were cancelled and replaced and the replacement stock options) would be aggregated under applicable laws. Thus, the Board of Directors of IndyMac REIT amended the 1998 Plan to increase the annual limitation from 500,000 shares to 1,000,000 shares. In accordance with the rules under Section 162(m) of the Code, IndyMac REIT has requested that its stockholders approve this amendment so that awards of stock options, stock appreciation rights and restricted stock made under the 1998 Plan after such approval will qualify as performance-based compensation, as described below. See "Proposal Two--Amendment To The 1998 Stock Incentive Plan."

 Deductibility of Compensation

  Section 162(m) of the Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to stockholder approval ("performance-based compensation"). In 1998, IndyMac REIT's stockholders approved the non-discretionary cash incentive compensation provisions of Mr. Perry's employment agreement so that such compensation should qualify for deduction by IndyMac REIT pursuant to Section 162(m). As discussed above, Mr. Perry's employment agreement also permits the payment of discretionary bonuses and other benefits to Mr. Perry, which generally will not constitute performance-based compensation under Section 162(m). Similarly, awards made under the 1998 Plan after it was amended by the Board of Directors but before the amendment is approved by IndyMac REIT's stockholders will not constitute performance-based compensation.

  The Compensation Committee's policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to IndyMac REIT, while recognizing that the legitimate interests of IndyMac REIT and its stockholders may at times be better served by compensation arrangements that may not be fully deductible. Even if a portion of the compensation paid to executive officers were not deductible, IndyMac REIT would not incur a federal income tax liability so long as it distributed dividends to its shareholders in an amount that at least equaled IndyMac REIT's taxable income. In other words, any increase in IndyMac REIT's taxable income attributable to nondeductible compensation expense could be offset with a deduction for dividends paid to IndyMac REIT shareholders.

                                          The Compensation Committee

                                          Lyle E. Gramley
                                          Thomas J. Kearns
                                          Frederick J. Napolitano

Compensation Committee Interlocks and Insider Participation

  During fiscal year 1998, Messrs. Gramley, Kearns and Napolitano served as members of the Compensation Committee. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IndyMac REIT, nor was any member of the Compensation Committee formerly an officer of IndyMac REIT. No executive officer of IndyMac REIT served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors.

Certain Transactions with Management and Business Relationships

  IndyMac REIT, through CLCA, has from time to time made loans to builders of residential construction projects secured by real property purchased by such builders from a company doing business as Loeb Enterprises, LLC, in which IndyMac REIT's chairman and former chief executive officer is a major investor together with his family. The non-family executive managers of Loeb Enterprises, LLC, who run the day-to-day operations of Loeb Enterprises, LLC, own approximately 34% of the equity and profits of that company. Each project is part of a master planned community being developed by Loeb Enterprises, LLC, which includes various amenities, including an 18-hole golf course.

  In connection with two of the real property sales transactions between Loeb Enterprises, LLC and the builders to which CLCA has made construction loans, Loeb Enterprises, LLC has accepted a second mortgage from each builder to partially finance each builder's purchase of real property. As a part of CLCA's credit review of each project with a second mortgage, the amount of the second mortgage was considered a part of the equity of the builder in the project. In each case, the second mortgage is subordinate to CLCA's financing facility, although both the CLCA financing facility and the second mortgage are paid down on a unit-by-unit basis.

  In the case of each project financed by CLCA, the builder is not affiliated with either IndyMac REIT or Loeb Enterprises, LLC, the general risk characteristics of the construction loan are comparable to those for similar projects funded by CLCA, and the construction loan facility between CLCA and the builder has been negotiated at arms' length on terms consistent with those of similar loans made by CLCA to other unaffiliated builders. Moreover, each credit facility has been approved by the disinterested members of the Board of Directors of IndyMac REIT pursuant to Section 144 of the DGCL.

  As of December 31, 1998, CLCA had extended nine construction loan facilities to builders secured by property originally purchased from Loeb Enterprises, LLC, with total dollar commitments of $27.9 million, and total loan outstandings of $12.6 million. Loeb Enterprises, LLC, has posted a bond for the completion of certain infrastructure improvements such as arterial roads, drainage, and utilities in the portion of the master planned community in which builders are currently building, and these improvements have been substantially completed. In addition, the builders are contractually responsible to the city of Sparks, Nevada for certain other improvements such as roads, drainage, and utilities, within the specific subdivisions of property they have purchased.

  In addition to the foregoing loans, in May 1998 IndyMac REIT, through CLCA, made a land and water rights acquisition loan, secured by, among other things, approximately 42,000 acres of real property, to Coyote Springs Investment LLC, a Nevada limited liability company, in which Mr. Loeb and his wife hold a 45% interest and for which Mr. Loeb acts as a managing member. The remaining 55% interest in the limited liability company is held by members who are not affiliated with Mr. Loeb or IndyMac REIT. The loan is personally guaranteed by Mr. Loeb and his wife. The property is intended to be used by the limited liability company to develop a master planned community, which includes various amenities, including two 18-hole golf courses. The general risk characteristics of the loan are comparable to those for similar projects funded by CLCA, and the loan was negotiated at arms' length on terms consistent with those of similar loans made by CLCA to other unaffiliated builders. Under the terms of the loan, interest is paid monthly, with annual scheduled principal reductions. The original principal loan amount was $11.2 million, which amount remained outstanding as of December 31, 1998. The primary source of repayment of the loan is derived from the income generated from the sale of water rights to a local municipality. The terms of the loan have been approved by the disinterested members of the Board of Directors of IndyMac REIT pursuant to Section 144 of the DGCL.

  From time to time, certain directors and executive officers of IndyMac REIT and IndyMac Operating and associates of such persons were indebted to IndyMac REIT and IndyMac Operating, as customers, in connection with mortgage loans and other extensions of credit by IndyMac REIT and IndyMac Operating. These transactions were in the ordinary course of business; they were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, except that for some loan products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for IndyMac REIT and IndyMac Operating employees and directors than for other persons; and they did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, officers and employees of IndyMac REIT and IndyMac Operating are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by IndyMac REIT and IndyMac Operating.

  In October 1998, IndyMac REIT extended a $100,000 second mortgage loan to Carmella Grahn, IndyMac REIT's Executive Vice President and Chief Financial Officer, and Ms. Grahn's spouse, in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Ms. Grahn's employment is terminated voluntarily or involuntarily, at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. As long as Ms. Grahn remains an employee of IndyMac REIT, the loan will be forgiven over a five-year period, 20% on each of the first five anniversaries of the origination date. If upon a termination of Ms. Grahn's employment she is entitled to payment of severance pursuant to her employment agreement with IndyMac REIT, the loan will be forgiven in its entirety.

  In November 1998, IndyMac REIT extended a $100,000 second mortgage loan to the spouse of Richard H. Wohl, IndyMac REIT's Senior Executive Vice President and Chief Operating Officer, in connection with the purchase of a home. The loan bears an interest rate of 10% and a term of 15 years. Pursuant to the terms of the loan, no interest or principal is due unless Mr. Wohl's employment is terminated for "Cause" (as defined in Mr. Wohl's employment agreement), at which point the interest rate will be modified and interest and principal payments will be calculated to ensure payment in full on the maturity date. As long as Mr. Wohl remains an employee of IndyMac REIT, the loan will be forgiven over a four-year period, 25% on each of the first four anniversaries of the origination date. If Mr. Wohl is terminated other than for Cause, the loan will be forgiven in its entirety.

STOCK PERFORMANCE GRAPH

  The following chart compares the total stockholder return (stock price increase plus dividends) on the IndyMac REIT Common Stock from January 1, 1994 through December 31, 1998 with the total stockholder returns for the NYSE Market Index and the Peer Group Index. The graph assumes that the value of the investment in the IndyMac REIT Common Stock and each index was $100 on January 1, 1994 and that all dividends were reinvested.

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN(/1/)

           COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
AMONG INDYMAC COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BOARD MARKETS

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           INDYMAC        REIT         NYSE
(Fiscal Year Covered)        MORTGAGE       RESIDENTIAL  MARKET INDEX
-------------------          ----------     -----------  -------------
Measurement Pt-  12/31/1993  $100           $100         $100
FYE   12/30/1994             $ 93.19        $ 93.48      $ 98.06
FYE   12/29/1995             $202.89        $109.15      $127.15
FYE   12/31/1996             $278.95        $143.84      $153.16
FYE   12/31/1997             $328.30        $161.47      $201.50
FYE   12/31/1998             $162.43        $140.14      $239.77

                     ASSUMES $100 INVESTED ON JAN. 1, 1994
                     ASSUMES DIVIDENDS REINVESTED THROUGH
                       FISCAL YEAR ENDING DEC. 31, 1998

(1) Peer group is Media General Financial Services industry group of residential real estate investment trusts, which includes IndyMac REIT.

Section 16 Disclosure

  Section 16 of the Securities Exchange Act of 1934 requires IndyMac REIT's directors and executive officers to report their ownership of and transactions in IndyMac REIT's Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to IndyMac REIT. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and IndyMac REIT is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 1998. Based solely on its review of the copies of the reports prepared or received by it, IndyMac REIT believes that all such filing requirements were satisfied.

                                 PROPOSAL TWO

                  AMENDMENT TO THE 1998 STOCK INCENTIVE PLAN

General

  The 1998 Plan consists of two components: the Officer/Employee Program and the Non-Employee Director Program. The proposed amendment to the 1998 Plan will increase the aggregate number of shares of Common Stock subject to options, stock appreciation rights, and awards of restricted stock (collectively, "Stock Awards") granted during any calendar year to any individual from 500,000 to 1,000,000. This change to Section 3(b)(ii) of the 1998 Plan will affect only the Officer/Employee Program. If the amendment is approved, IndyMac REIT will be able to grant Stock Awards to eligible persons for amounts up to 1,000,000 shares of Common Stock during any calendar year. The amendment will make no other changes to the 1998 Plan. The text of the Proposed amendment is included as Appendix A to this Proxy Statement.

  Persons eligible to receive awards under the Officer/Employee Program include officers and employees of IndyMac REIT or IndyMac Operating and their respective subsidiaries or affiliates and certain other individuals who perform services for IndyMac REIT, IndyMac Operating or any of their respective subsidiaries or affiliates of a nature similar to those performed by officers or employees, such as consultants and agents, and non-employee directors of IndyMac Operating who are not also non-employee directors of IndyMac REIT. As of February 28, 1999, approximately 1,015 officers and employees of IndyMac REIT or IndyMac Operating and two non-employee directors of IndyMac Operating are considered eligible under the Officer/Employee Program, subject to the power of the Compensation Committee to determine all eligible officers, employees and other persons (other than ineligible non-employee directors of IndyMac REIT) to whom awards will be granted.

  The amendment of the 1998 Plan was previously approved by the Board of Directors of IndyMac REIT following a review of the amendment by IndyMac REIT's outside compensation consultants, Compensation Resource Group. IndyMac REIT's compensation consultants confirmed that, based on industry compensation standards, the amendment would provide IndyMac REIT with the flexibility it required to attract and retain highly qualified executive officers.

  Under the rules applicable to the Replacement Option Program discussed in more detail above in "Executive Compensation--Stock Option Plans--Replacement Option Program," the replacement stock options are considered to be newly granted stock options during 1998. Accordingly, the stock options granted during 1998 that were cancelled in connection with the Replacement Option Program, as well as the stock options granted to replace the cancelled stock options, count toward the maximum aggregate annual per person limit set forth in Section 3(b)(ii) of the 1998 Plan. As a result of the stock options granted to Michael W. Perry pursuant to the Replacement Option Program and the other Stock Awards granted to Mr. Perry during 1998, Mr. Perry received Stock Awards in excess of the current maximum aggregate annual per person limit under the 1998 Plan. Pursuant to Section 162(m) of the Code, the Stock Awards granted to Mr. Perry in excess of the maximum aggregate per person limit under the 1998 Plan will not qualify as "performance-based compensation" for 1998, and therefore, the value of such excess Stock Awards will not be deductible by IndyMac REIT. IndyMac REIT is requesting that its stockholders approve the proposed amendment to the 1998 Plan so that all future Stock Awards up to 1,000,000 shares of Common Stock made under the 1998 Plan during any calendar year to any individual will be deemed to be performance-based compensation for purposes of Section 162(m) of the Code.

Vote Required; Board Recommendation

  A majority of the votes cast at the Annual Meeting, at which a quorum is present, is sufficient to approve the amendment.

  The Board of Directors recommends that stockholders vote FOR the amendment to the 1998 Plan. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

                                PROPOSAL THREE

              RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected the accounting firm of Grant Thornton LLP ("Grant Thornton") to audit IndyMac REIT's financial statements for the year ending December 31, 1999. Grant Thornton has acted as the independent accounting firm for IndyMac REIT since 1985. In accordance with a resolution of the Board of Directors, this selection is being presented to stockholders for ratification at this meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for ratification. A representative of Grant Thornton will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR ratification of Grant Thornton as IndyMac REIT's independent accountants. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The following paragraphs contain a description of certain transactions and relationships between IndyMac REIT or any of its affiliates and CCI or any of its affiliates. For a description of CCI's ownership of IndyMac REIT Common Stock, see "Principal Stockholders."

IndyMac Operating

  IndyMac REIT's third party lending operations are primarily conducted through IndyMac Operating, a taxable corporation that is not consolidated with IndyMac REIT for tax or financial reporting purposes. Although IndyMac REIT owns all of IndyMac Operating's outstanding non-voting preferred stock and 99% of the economic interest in IndyMac Operating, CHL, a wholly-owned subsidiary of CCI, owns all of IndyMac Operating's outstanding voting Common Stock and 1% of the economic interest in IndyMac Operating. Accordingly, CCI, through its stock ownership of CHL, has the power to elect directors and officers of CHL and IndyMac Operating, and consequently CCI has the power to direct CHL's and IndyMac Operating's day-to-day operations. Currently, seven executive officers, two of whom are also directors, of IndyMac REIT are officers and/or directors of IndyMac Operating, and two directors of IndyMac Operating are senior officers of CCI and CHL.

  In connection with the Merger, CCI agreed with IndyMac REIT to amend the certificate of incorporation of IndyMac Operating to provide that if a CCI Change of Control (as defined in IndyMac Operating's certificate of incorporation) occurs, or if CCI ceases to beneficially own more than 5.0% of the issued and outstanding shares of IndyMac REIT Common Stock, or if neither Mr. Loeb nor Mr. Mozilo is a director of IndyMac REIT, IndyMac REIT will be entitled, in its sole discretion, to compel the dissolution of IndyMac Operating and to receive all assets of IndyMac Operating, other than a certain amount of cash, which will be payable to CCI in an amount equal to 3% of the book value of IndyMac Operating, unless CCI requests an independent appraisal. If such appraisal is requested, CCI shall receive such higher or lower value that corresponds to 1% of the fair market value of IndyMac Operating's assets. In connection with the Merger, IndyMac Operating's certificate of incorporation was also amended to prohibit a holder of IndyMac Operating securities (such as CCI) from causing any assets of IndyMac Operating to be used for any purpose other than in furtherance of IndyMac Operating's business.

  In connection with the Merger, IndyMac REIT agreed that in the event that IndyMac REIT (i) establishes or acquires a majority ownership interest in an entity, the business activities of which are substantially the same as all of the business activities then being conducted by IndyMac Operating or (ii) transfers to such other entity substantially all of the assets of IndyMac Operating, then IndyMac REIT shall, at CCI's option, purchase CCI's interest in IndyMac Operating at a purchase price equal to the amount required to be paid to CCI in the event of a dissolution of IndyMac Operating as described above.

  During 1998, IndyMac Operating purchased all of the mortgage loans that it subsequently securitized from IndyMac REIT, consistent with its past practice. In January 1996, IndyMac REIT and IndyMac Operating entered into a Master Forward Commitment and Services Agreement (which replaced an earlier agreement entered into in 1993) pursuant to which IndyMac REIT agreed to sell and IndyMac Operating agreed to purchase certain mortgage loans, and IndyMac Operating agreed to act as the master servicer or sub-servicer with respect to certain assets originated or acquired by IndyMac REIT for an annual fee, which equals the product of .025% and the aggregate unpaid principal balance of assets under its management.

  IndyMac Operating has a revolving credit facility and term borrowings up to one year with IndyMac REIT whereby funds are advanced to IndyMac Operating primarily to finance assets in which IndyMac Operating invests. As of December 31, 1998 and 1997, advances due to IndyMac REIT from IndyMac Operating totaled $196 million and $118 million, respectively. Such advances bear interest at rates indexed to LIBOR. Interest charged on advances by IndyMac REIT to IndyMac Operating was at a rate of 9.3% at December 31, 1998 and 10.5% at December 31, 1997.

  IndyMac Operating received $75 million in capital contribution from IndyMac REIT in the fourth quarter of 1998 in the form of a reduction in amounts due IndyMac REIT.

  IndyMac Operating has granted IndyMac REIT a license to use the "IndyMac" name as a part of its corporate name.

  Following consummation of the Merger, substantially all the operating personnel then employed by CAMC were hired by IndyMac REIT or IndyMac Operating on the basis of the respective business activities of each entity, the current and expected duties of each employee and any cost-sharing arrangements negotiated between IndyMac REIT and IndyMac Operating with respect to any employees whose services support the business activities of both entities.

CHL

  IndyMac REIT's consumer lending and third party lending operations consist of the origination and the purchase of residential mortgage loans by IndyMac REIT and the sale of such mortgage loans to IndyMac Operating, and securitization of the mortgage loans and the sale of the resulting securities to investors or sales of the mortgage loans on a whole loan basis by IndyMac Operating. IndyMac REIT and the sellers of the mortgage loans negotiate whether the seller will retain, or IndyMac REIT will purchase, the rights to service the mortgage loans purchased by IndyMac REIT and IndyMac Operating. Prior to September, 1998 IndyMac REIT and IndyMac Operating did not generally perform primary servicing on their respective portfolios of mortgage loans held for sale or investment, and prior to such date IndyMac REIT and IndyMac Operating negotiated contractual arrangements with established servicers, including CHL, a wholly-owned subsidiary of CCI, to sub-service loans for which IndyMac REIT or IndyMac Operating acquired the servicing rights. The sub-servicing arrangement among IndyMac REIT, IndyMac Operating and CHL was governed by the 1987 Amended and Restated Servicing Agreement, as amended (the "Sub-Servicing Agreement"). Under the Sub-Servicing Agreement, CHL retained a monthly fee of $6.25 per loan for "A" paper loans and $15.00 per loan for subprime loans. In addition, CHL retained setup fees in the normal course. Under the Sub-Servicing Agreement, CHL earned sub-servicing fees of approximately $1.7 million and $1.9 million for the years ended December 31, 1998 and 1997, respectively. In the opinion of management, the overall terms of the sub-servicing arrangements with CHL are as favorable to IndyMac REIT as could have been negotiated with unaffiliated parties.

  During 1998, IndyMac REIT and IndyMac Operating continued to purchase a relatively small portion of the mortgage loans they securitize from CHL. Pursuant to a Purchase and Servicing Agreement, CHL retains the servicing rights on all conforming loans it sells to IndyMac REIT and IndyMac Operating. During the years ended December 31, 1998 and 1997, IndyMac REIT and IndyMac Operating purchased approximately $418.4 million and $2.7 million, respectively, of mortgage loans from CHL.

  In addition, CHL services the mortgage loans that secure three series of CMOs issued by a subsidiary of IndyMac REIT or trusts established by a subsidiary of IndyMac REIT pursuant to servicing agreements entered into between IndyMac REIT and CHL. These agreements provide for servicing fees up to .32% of the aggregate unpaid principal balance of the mortgage loans being serviced. CHL received servicing fees of approximately $132,000 and $186,000 under these agreements for the years ended December 31, 1998 and 1997, respectively.

  During 1998, IndyMac REIT issued ARM securities backed by mortgage loans previously sold to the Federal Home Loan Mortgage Corporation ("Freddie Mac") and assumed certain recourse obligations with respect to the underlying mortgage loans. During the fourth quarter of 1998, IndyMac REIT entered into a transaction with CHL whereby CHL assumed IndyMac REIT's recourse obligations to Freddie Mac. In consideration of CHL's assumption of these recourse obligations, IndyMac REIT paid CHL a total of $6.0 million. Of this amount a portion is reimbursable to IndyMac REIT based upon actual loss experience on the loans. As of December 31, 1998, the net estimated present value of this deposit was $2.8 million.

  In August 1998, IndyMac Operating acquired, but did not take delivery, from Flagstar Bank, FSB, a federally chartered savings and loan, the servicing rights of a loan portfolio with an aggregate unpaid principal balance of $2.9 billion for $46.4 million. IndyMac Operating sold the servicing rights to CHL on October 31, 1998 at a price of $36.7 million.

  Currently, two executive officers, who are also directors, of IndyMac REIT are executive officers and directors of CHL.

CCI

  In connection with the Merger, CCI acquired 3,440,860 shares of IndyMac REIT Common Stock. As a condition to the Merger, IndyMac REIT entered into an agreement with CCI (the "Registration Rights Agreement") pursuant to which CCI may require, under certain circumstances and subject to certain limitations, that IndyMac REIT register any or all of the IndyMac REIT Common Stock issued to CCI in connection with the Merger. Under the Registration Rights Agreement, CCI, on two occasions commencing two years after the date of the Registration Rights Agreement, which is June 30, 1997, may request that IndyMac REIT file a registration statement covering the IndyMac REIT Common Stock issued pursuant to the Merger ("Demand Registration"). Only one request for a Demand Registration may be made during any nine-month period. Each Demand Registration request must be for a minimum of (i) 1,250,000 shares of IndyMac REIT Common Stock or (ii) the number of shares of IndyMac REIT Common Stock having a market value of $20 million, whichever is less. A Demand Registration will not be deemed to have been effected until the registration statement filed in connection therewith is declared effective by the Securities and Exchange Commission. All costs of the registration, including, among other things, registration and filing fees, printing expenses, attorneys' fees, accountants' fees and other reasonable expenses, will be borne by IndyMac REIT.

  If IndyMac REIT determines that, in light of the pendency of a material transaction, it would be materially detrimental to IndyMac REIT and its stockholders to file a registration statement pursuant to a request for a Demand Registration, IndyMac REIT may defer such Demand Registration for not more than 90 days after receipt of such request. IndyMac REIT also is permitted to defer the filing of a registration statement pursuant to a request for a Demand Registration for an additional period of 60 days after the expiration of the initial 90-day period in order to satisfy its disclosure obligations under the Securities Act with respect to certain material transactions.

  If IndyMac REIT proposes to file a registration statement covering the IndyMac REIT Common Stock under the Securities Act of 1933 (except for registration (a) on Form S-8, or a successor or substantially similar form, of an employee stock option, stock purchase or compensation plan or of IndyMac REIT Common Stock issued or issuable pursuant to any such plan, (b) of a dividend reinvestment plan or (c) on Form S-4, or a successor or substantially similar form, of shares issuable in connection with any acquisition, merger, exchange or similar transaction), IndyMac REIT will, subject to certain limitations, use its best efforts to arrange to include in such registration statement all of the IndyMac REIT Common Stock owned by CCI as to which it has received a request for inclusion. Such IndyMac REIT Common Stock will not be included, however, to the extent that the underwriters indicate that such inclusion will interfere with the successful marketing of IndyMac REIT Common Stock being issued by IndyMac REIT.

  In connection with the Merger, IndyMac REIT has granted CCI the right (the "Right of First Offer") to purchase from IndyMac REIT in an offering (an "Offering") of voting capital stock (or a security convertible or exchangeable into or exercisable for voting capital stock) such number of shares of the capital stock as may be required for CCI to maintain its then proportionate voting interest in IndyMac REIT. Any purchase by CCI pursuant to the Right of First Offer shall be made on the terms and be subject to the conditions applicable to other purchasers in the Offering.

  In connection with the Merger, IndyMac REIT and IndyMac Operating entered into a Cooperation Agreement with CCI whereby certain services previously provided to IndyMac REIT and IndyMac Operating by CCI and its affiliates would be provided during a transition period. The Cooperation Agreement specifies certain costs for IndyMac REIT and IndyMac Operating to pay CCI for certain services during the transition period. Between July 1, 1997 and December 31, 1997, the Company incurred $2.2 million of charges from CCI and its affiliates associated with such services. In 1998, total expenses incurred under the Cooperation Agreement were $421,000. IndyMac REIT incurred certain other expenses in 1998 related to telephone usage and equipment, and delivery services of $1.1 million which it paid during the year to CCI.

  During 1997, IndyMac REIT and IndyMac Operating entered into a sublease agreement for their corporate headquarters with CCI, while at the same time, CCI subleased space from IndyMac REIT and IndyMac Operating in their former headquarters. As a result, IndyMac REIT and IndyMac Operating paid CCI
$2.6 million and $1.1 million in 1998 and 1997, respectively, and received $189,000 in 1997 for lease and sublease payments from CCI.

  Currently, two executive officers, who are also directors, of IndyMac REIT are executive officers and directors of CCI.

Contrywide Servicing Exchange, Inc.
Countrywide Securities Corporation

  In connection with IndyMac REIT's mortgage conduit operations, IndyMac REIT and IndyMac Operating periodically enter into loan and/or servicing purchase and/or sales transactions. In connection with the transactions conducted during 1998, IndyMac REIT and IndyMac Operating utilized the services of Countrywide Servicing Exchange, Inc. ("CSE"), a subsidiary of CCI that brokers bulk sales of mortgage loans and servicing rights for third parties, and Countrywide Securities Corporation ("CSC"), a subsidiary of CCI that trades collateralized mortgage obligations, mortgage backed securities, government securities and mortgage loans. The total fees paid by IndyMac REIT to both CSE and CSC during 1998 were $421,000 and the total fees paid by IndyMac Operating to both CSE and CSC during 1998 were $108,000.

                                 OTHER MATTERS

  The Board of Directors knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment on such matters.

                          ANNUAL REPORT AND FORM 10-K

  The 1998 Annual Report to Stockholders containing the consolidated financial statements of IndyMac REIT for the year ended December 31, 1998 accompanies this proxy statement.

  Stockholders may obtain without charge a copy of IndyMac REIT's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the Securities and Exchange Commission, without the accompanying exhibits, by writing to Investor Relations, IndyMac Mortgage Holdings, Inc., 155 North Lake Avenue, P.O. Box 7137, Pasadena, California 91109-7137. A list of exhibits is included in the Form 10-K, and exhibits are available from IndyMac REIT upon the payment to IndyMac REIT of the cost of furnishing them.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 2000 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of IndyMac REIT, 155 North Lake Avenue, Pasadena, California 91101, not later than December 10, 1999 to be considered for inclusion in IndyMac REIT's proxy materials for that meeting.

  A stockholder that intends to present business at the 2000 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in IndyMac REIT's Bylaws. To bring business before an annual meeting, IndyMac REIT's Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws, to the Secretary of IndyMac REIT not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, IndyMac REIT must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 4, 2000 and no later than March 5, 2000. If the notice is received before February 4, 2000 or after March 5, 2000, it will be considered untimely and IndyMac REIT will not be required to present such proposal at the 2000 Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Melissa K. Gerard

                                          Melissa K. Gerard
                                          Secretary

Dated: April 8, 1999

                                                                     APPENDIX A

                                 AMENDMENT TO

                        INDYMAC MORTGAGE HOLDING, INC.

                           1998 STOCK INCENTIVE PLAN

            (Adopted by the Board of Directors on January 20, 1999)

  Section 3(b)(ii) of the IndyMac Mortgage Holdings, Inc. 1998 Stock Incentive Plan is replace in its entirety with the following:

  "(ii) Notwithstanding anything contained herein to the contrary, the aggregate number of Common Shares subject to options, stock appreciation rights, and awards of restricted stock granted during any calendar year to any individual shall be limited to 1,000,000."

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                        INDYMAC MORTGAGE HOLDINGS, INC.

                                     PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                  ANNUAL MEETING OF STOCKHOLDERS JUNE 3, 1999.


     The undersigned appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned to appear and to vote all of the shares of stock of IndyMac Mortgage Holdings, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of IndyMac Mortgage Holdings, Inc. to be held at the Pasadena Hilton Hotel, 150 South Los Robles Avenue, Pasadena, California on June 3, 1999 at 10:00 a.m. and any adjournment thereof,

     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 8, 1999 is hereby acknowledged.

(Continued and to be signed on reverse side.)


                                         INDYMAC MORTGAGE HOLDINGS, INC.
                                         P.O. BOX 11262
                                         NEW YORK, N.Y. 10203-0262

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

VOTE BY TELEPHONE OR INTERNET
24 HOURS A DAY, 7 DAYS A WEEK


            TELEPHONE                                       INTERNET                                    MAIL
           800-650-0913                         http://proxy.shareholder.com/nde
Use any touch-tone telephone to vote            Use the Internet to vote your proxy.         Mark, sign and date your proxy card
your proxy.  Have your proxy card in            Have your proxy card in hand when            and return it in the postage-paid
hand when you call.  You will be                you access the website.  You will be         envelope we have provided.
prompted to enter your control                  prompted to enter your control
number, located in the box below, and           number, located in the box below, to
then follow the simple directions.              create an electronic ballot.

Your telephone or Internet vote authorizes the named            [If you have submitted your proxy by telephone or the
proxies to vote your shares in the same manner as if you        Internet there is no need for you to mail back your proxy]
marked, signed and returned the proxy card.

CALL TOLL-FREE TO VOTE .  IT'S FAST AND CONVENIENT
                  [800-650-0913]                                                  [CONTROL NUMBER FOR
                                                                             TELEPHONE OR INTERNET VOTING]

                     DETACH PROXY CARD HERE IF YOU ARE NOT
                        VOTING BY TELEPHONE OR INTERNET
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     [     ]

UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE FOLLOWING MATTERS unless specified to the contrary.

1.  Election of Directors          FOR all nominees  [_]    WITHHOLD AUTHORITY to vote    [_]                  *EXCEPTIONS  [_]
                                   listed below             for all nominees listed below

Nominees: 01 - David S. Loeb, 02 - Angelo R. Mozilo, 03 - Michael W. Perry, 04 - Lyle E. Gramley, 05 - Thomas J. Kearns, 06 - Frederick J. Napolitano [INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions
           ---------------------------------------------------------------------

2.  To amend the IndyMac Mortgage Holdings, Inc. 1998 Stock                    3.  To ratify the selection of Grant Thornton LLP as
    Incentive Plan to increase the annual per person limit                         independent accountants for IndyMac Mortgage
    for benefits under such plan.                                                  Holdings, Inc. for the year ending December 31,
                                                                                   1999.
    FOR   [_]     AGAINST   [_]     ABSTAIN   [_]
                                                                                     FOR   [_]     AGAINST   [_]     ABSTAIN   [_]

                                                                      I PLAN TO            [_]     Address Change and/or      [_]
                                                                      ATTEND THE MEETING           Comments Mark Here

                                                                        Please date and sign exactly as name
                                                                        appears on this card. Joint owners
                                                                        should each sign. If the signer is
                                                                        a corporation, please sign full
                                                                        corporate name by duly authorized
                                                                        officer. Executors, trustees, etc.
                                                                        should give full title as such.

                                                                        Dated:------------------------------, 1999

                                                                        ------------------------------------------
                                                                                      Signature(s)

                                                                        ------------------------------------------
                                                                                      Signature(s)


                                                                        Votes MUST be indicated      [  ]
                                                                        (x) in black or blue ink.

Please sign, date and return this proxy card in the enclosed envelope.

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                              Please Detach Here
            -   You Must Detach This Portion of the Proxy Card   -
                 Before Returning it in the Enclosed Envelope

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